UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

EDGEWATER TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

N/A

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DATED JANUARY 9, 2017

EDGEWATER TECHNOLOGY, INC.

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

January 9, 2017

CONSENT REVOCATION STATEMENT BY THE BOARD OF DIRECTORS OF

EDGEWATER TECHNOLOGY, INC. IN OPPOSITION TO THE

CONSENT SOLICITATION BY ANCORA ADVISORS, LLC

This consent revocation statement filed on Schedule 14A (the “Consent Revocation Statement”) is furnished by the Board of Directors (the “Board” or “Board of Directors”) of Edgewater Technology, Inc., a Delaware corporation (the “Company,” “Edgewater,” “we,” “us,” or “our”), to the holders of outstanding shares of the Company’s common stock (the “Shares”), par value $0.01 per share, in connection with the Board’s opposition to the solicitation of written stockholder consents by Ancora Advisors, LLC, a Delaware limited liability company, and the other members of its group (collectively, “Ancora”).

On December 5, 2016, Ancora sent a letter to the Company requesting that the Board immediately replace four existing directors with four director representatives selected by Ancora, in addition to terminating certain senior executives’ employment with the Company. The Board reviewed Ancora’s requests and determined that the requested corporate actions were not in the best interests of Edgewater stockholders and on such basis determined not to take either requested corporate action.

On December 22, 2016, Ancora commenced a process to solicit written consents from Edgewater stockholders to facilitate the removal of 50% of the existing Board and replace it with Ancora’s hand-picked nominees. Specifically, Ancora is asking you for your written consent as to the following proposals (each, a “Proposal” and collectively, the “Proposals”):

(i) Repeal any provision of the Bylaws in effect at the time the Ancora proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of September 26, 2007 and were filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2007;

(ii) Remove without cause four members of the Board: Paul E. Flynn, Paul Guzzi, Michael R. Loeb and Wayne Wilson, and any person (other than those elected by the consent of Ancora) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after December 22, 2016 and prior to the effectiveness of the Proposals;

(iii) Amend Article II, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company;

(iv) Amend Article II, Section 1 of the Bylaws, to fix the size of the Board at eight members; and

(v) Elect Ancora’s four nominees: Matthew Carpenter, Frederick DiSanto, Jeffrey L. Rutherford and Kurtis J. Wolf, to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

The existing directors of the Company were selected for nomination through processes implemented by the Board in keeping with good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the heading “Corporate Governance—Director Nomination Process.” In contrast, Ancora’s nominees have been selected solely by Ancora. Ancora’s obligation is to act in the best interests of Ancora and its investors, not in the best interests of the Company and its stockholders.

THE EDGEWATER BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS AND HAS DETERMINED THAT THE PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

ACCORDINGLY, THE BOARD URGES YOU NOT TO SIGN ANY [            ] CONSENT CARD SENT TO YOU BY ANCORA AND INSTEAD URGES YOU TO SIGN AND RETURN THE BLUE CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Ancora’s WHITE consent card, you have the right to change your mind and revoke your consent to the Proposals. Whether or not you have signed Ancora’s WHITE consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE consent revocation card (the “Consent Revocation Card”) and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not submitted a WHITE consent card, it will help us keep track of the progress of the consent process. Regardless of the number of Shares you own, your consent revocation is important. Please act today.

If your Shares are held in “street name,” only your broker, bank or other nominee can exercise your right to revoke a consent with respect to your Shares. Please contact your broker, bank or other nominee and instruct it to submit a BLUE Consent Revocation Card on your behalf today.

This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to the Company’s stockholders on or about January 16, 2017.

In accordance with Delaware law and the Bylaws, the Board has set January 11, 2017 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Proposals. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Proposals.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION MATERIALS IN OPPOSITION TO THE CONSENT SOLICITATION BY ANCORA

In accordance with the rules of the SEC, the Company is advising its stockholders of the availability on the Internet of the Company’s consent revocation materials in opposition to the consent solicitation by Ancora. These rules allow companies to provide access to proxy and consent materials in one of two ways. Because the Company has elected to utilize the “full set delivery” option, the Company is delivering, to all stockholders, paper copies of the consent revocation materials, as well as providing access to those materials on a publicly accessible website. Under Delaware law, the Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the outstanding Shares as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. This Consent Revocation Statement and Consent Revocation Card are available at http://www.edgewater.com.

If you have any questions about giving your consent revocation or otherwise require assistance, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd floor

Bloomfield, NJ 07003

Email: edgewatertech@allianceadvisorsllc.com

Shareholders and Banks/Brokers Call Toll Free: (855) 973-0097

FORWARD-LOOKING STATEMENTS

Some of the statements in this Consent Revocation Statement and elsewhere constitute forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, growth, performance, tax consequences or achievements to be materially different from any future results, levels of activity, growth, performance, tax consequences or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed below, as well as those further set forth under the heading “Risk Factors” in the Company’s 2015 Annual Report on Form 10-K as filed with the SEC on March 11, 2016.

The forward-looking statements included in this Consent Revocation Statement and referred to elsewhere are related to future events or the Company’s strategies or future financial performance, including statements concerning future revenue and growth, customer spending outlook, general economic trends, IT service demand, future revenue and revenue mix, utilization, new service offerings, significant customers, competitive and strategic initiatives, growth plans, potential stock repurchases, future results, tax consequences and liquidity needs. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “believe,” “anticipate,” “anticipated,” “expectation,” “continued,” “future,” “forward,” “potential,” “estimate,” “estimated,” “forecast,” “project,” “encourage,” “opportunity,” “goal,” “objective,” “could,” “expect,” “expected,” “intend,” “plan,” “planned,” “will,” “predict,” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans or assessments which are believed to be reasonable as of the date of this Consent Revocation Statement. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Enterprise Resource Planning and Enterprise

Performance Management solutions, custom development and system integration services and/or declines in industry-wide information technology spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by the Company; (5) adverse developments and volatility involving geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in the matters identified under “Critical Accounting Policies” in our 2015 Annual Report on Form 10-K; (7) delays in, or the failure of, the Company’s sales pipeline being converted to billable work and recorded as revenue; (8) termination by clients of their contracts with the Company or inability or unwillingness of clients to pay for the Company’s services, which may impact the Company’s accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide the Company’s services; (10) failure to expand outsourcing services to generate additional revenue; (11) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (12) the possibility that activist stockholders may wage proxy contests or gain representation on or control of the Board of Directors and thus cause disruption and/or uncertainty to the Company’s business, customer relationships and employee retention; (13) the failure of the marketplace to embrace advisory and product-based consulting services; (14) difficulties and costs associated with transitioning to the cloud; (15) the inability to achieve the expected synergies from our 2015 acquisitions; and/or (16) changes in the Company’s utilization levels. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under Part I—Item IA “Risk Factors” in the Company’s 2015 Annual Report on Form 10-K filed with the SEC on March 11, 2016. These factors may cause the Company’s actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as otherwise required, the Company undertakes no obligation to update any of the forward-looking statements after the date of this Consent Revocation Statement to conform such statements to actual results.

DESCRIPTION OF THE ANCORA CONSENT STATEMENT

As set forth in the definitive consent solicitation materials filed by Ancora on January 3, 2017, as amended (“Ancora’s Consent Statement”), with the SEC, Ancora is asking you for your written consent as to the following Proposals:

1.	Repeal any provision of the Bylaws in effect at the time this Proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of September 26, 2007 and were filed with the SEC on September 28, 2007;

2.	Remove without cause four members of the Board: Paul E. Flynn, Paul Guzzi, Michael R. Loeb and Wayne Wilson, including any person (other than those elected by this consent solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after December 22, 2016 and prior to the effectiveness of the Proposals;

3.	Amend Article II, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company;

4.	Amend Article II, Section 1 of the Bylaws, to fix the size of the Board at eight members; and

5.	Elect Ancora’s four nominees—Matthew Carpenter, Frederick DiSanto, Jeffrey L. Rutherford and Kurtis J. Wolf—to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designed as a nominee by the remaining nominee or nominees).

According to Ancora’s Consent Statement, the effectiveness of Proposal 5 is conditioned, in part, upon the adoption of Proposal 2, and the effectiveness of Proposals 1, 2, 3 and 4 are not subject to, or conditioned upon, the effectiveness of the other Proposals. If none of the members of (or appointees to) the Board are removed pursuant to Proposal 2, and there are no vacancies to fill, none of the Ancora nominees can be elected pursuant to Proposal 5.

REASONS TO REJECT ANCORA’S PROPOSALS

The Proposals submitted by Ancora would, among other things, remove four current directors of the Company and replace them with four handpicked Ancora nominees. Doing so would provide Ancora with four of the Company’s eight director seats enabling Ancora to exercise substantial control over your Board and the Company.

The existing directors of the Company were selected for nomination through processes implemented by the Board in keeping with good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the heading “Corporate Governance—Director Nomination Process.” In contrast, Ancora’s nominees have been selected solely by Ancora, without the benefit of a thorough evaluation process. Ancora has no obligation to identify nominees who will act in the best interests of the Company and its stockholders.

The Board strongly believes that the consent solicitation being undertaken by Ancora is not in the best interests of the Company’s stockholders.

We urge stockholders to reject Ancora’s consent solicitation and revoke any consent previously submitted.

Please do not delay. In order to ensure that the Board is able to act in your best interests, please mark, sign, date and return the enclosed BLUE consent revocation card as promptly as possible.

BACKGROUND OF THE SOLICITATION

On August 27, 2015, Ancora met with Shirley Singleton, Edgewater’s Chairman, President and Chief Executive Officer (“CEO”), and David Clancey, Edgewater’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer, in Chicago to discuss the Company’s business and strategy.

On November 30, 2015, the Company issued a press release announcing a formal review of strategic alternatives with the potential to enhance shareholder value.

On March 24, 2016, in connection with a settlement agreement between the Company and Lone Star Value Management, LLC (the “Settlement Agreement”), the Company expanded the size of the Board from six to eight directors and appointed two new independent directors, Timothy Whelan and Stephen Bova.

On April 29, 2016, Ancora filed a Schedule 13D with the SEC disclosing a 5.46% beneficial ownership stake in Edgewater’s Common Stock.

On June 16, 2016, James Chadwick, a representative of Ancora, contacted Ms. Singleton and requested one board seat to provide a fresh outlook and represent the Edgewater shareholders. Ms. Singleton communicated to Mr. Chadwick that Mr. Whelan and Mr. Bova were recently appointed to the Board to provide a fresh outlook, and that, even if Edgewater were amenable to additional directors, the Settlement Agreement restricted Edgewater from making additional appointments to the Board.

On August 16, 2016, Ancora filed an Amendment No. 1 to Schedule 13D disclosing a 6.98% beneficial ownership stake in Edgewater’s Common Stock.

On October 13, 2016, Ancora communicated with Timothy Oakes, Edgewater’s Chief Financial Officer, regarding Ancora’s views regarding sale of the Company in pieces or in whole and ways the Company could minimize potential tax leakages.

On October 20, 2016, a representative of Ancora contacted Ms. Singleton to request that Ancora and Edgewater enter into a non-disclosure agreement with Ancora.

On October 26, 2016, Ms. Singleton sent an email to a representative of Ancora stating that she was bringing Ancora’s request to enter into a non-disclosure agreement with the Company to the Board, and requesting that a discussion surrounding entry into a non-disclosure agreement be deferred until the Company announced third quarter 2016 results on November 2, 2016.

On November 4, 2016, Ms. Singleton and Mr. Chadwick discussed Edgewater’s third quarter 2016 results and the status of Ancora’s request for a non-disclosure agreement with the Company. Ms. Singleton expressed that Edgewater would want Ancora to be subject to standstill restrictions and be bound by confidentiality over a lengthier period. Ancora expressed openness to these terms, as long as any restrictions terminated before the nominating deadline for the Company’s 2017 Annual Meeting of Stockholders. A call was scheduled for November 14, 2016 to discuss potentially reaching an agreement along these lines.

On November 14, 2016, the Company announced the conclusion of its process to explore strategic alternatives to enhance shareholder value based on the decision by the Board that continuing to execute on Edgewater’s strategic plan as a stand-alone public company was in the best interests of Edgewater’s shareholders at that time. Edgewater noted that it would continue to evaluate all opportunities to enhance stockholder value.

Also on November 14, 2016, Ms. Singleton informed Ancora that, in light of the announced termination of the strategic review, a non-disclosure agreement with Ancora no longer appeared necessary. Ancora informed Ms. Singleton that it must consider its options and scheduled a follow-up discussion for November 18, 2016.

On November 18, 2016, Ms. Singleton, Mr. Clancey and Mr. Oakes had a telephone conversation with Mr. Chadwick, Fred DiSanto and Brian Hopkins of Ancora, during which Mr. DiSanto stated that entering into a non-disclosure agreement with Ancora was no longer an option and that Ancora was requesting three board seats, rather than one.

On November 21, 2016, the Board held a telephonic meeting and determined to reject Ancora’s request for board representation.

On November 23, 2016, Ms. Singleton, Mr. Oakes and Mr. Clancey had a telephone conversation with Mr. DiSanto, Mr. Chadwick and Mr. Hopkins, during which Ms. Singleton stated that the Board had rejected Ancora’s request for board representation.

On December 2, 2016, Edgewater entered into a Third Amendment to Employment Agreement with each of Ms. Singleton and Mr. Clancey to extend the terms of their respective employment agreements until December 31, 2017, as approved by the Compensation Committee of the Board and the full Board.

On December 5, 2016, Ancora delivered a letter to the Board requesting that the Board immediately replace four existing directors, not including the two independent directors added in March 2016, with four director representatives selected by Ancora and terminate Ms. Singleton and Mr. Clancey’s employment.

On December 6, 2016, the Company announced on Form 8-K the renewal of Ms. Singleton and Mr. Clancey’s employment agreements for a period ending on December 31, 2017.

On December 7, 2016, Ancora filed Amendment No. 2 to Schedule 13D disclosing (i) a 8.55% beneficial ownership stake in Edgewater’s Common Stock and (ii) the December 5, 2016 letter to the Board.

On December 9, 2016, the Board met telephonically to discuss Ancora’s requests and determined to reject Ancora’s requests, including the request for board representation.

On December 22, 2016, Ancora filed a preliminary consent solicitation statement soliciting stockholders’ consent in favor of the Proposals.

Also on December 22, 2016, Ancora delivered to the Secretary of Edgewater written notice of the Proposals and an executed written consent in support of the Proposals, along with a request for Edgewater to establish a record date to determine the Edgewater stockholders entitled to consent to the corporate actions set forth in the Proposals in writing in lieu of a meeting of stockholders of the Company.

Also on December 22, 2016, Ancora filed Amendment No. 3 to the Schedule 13D with the SEC disclosing an aggregate 9.9% ownership interest in the Company.

On December 27, 2016, the Board met telephonically to discuss the preliminary consent solicitation statement and the Proposals. The Board determined that management and the Company’s advisors could proceed with the preparation of a draft of the preliminary consent revocation statement.

On December 29, 2016, the Board met to discuss a draft of the preliminary consent revocation statement. The Board determined that it was in the best interests of the Company and its stockholders that the Company oppose the Ancora consent solicitation and authorized the filing of the preliminary consent revocation statement.

On December 30, 2016, the Company filed a preliminary consent revocation statement with the SEC on Schedule 14A.

Also on December 30, 2016, Ancora filed an amended preliminary consent solicitation statement with the SEC on Schedule 14A.

On January 1, 2017, the Board set the Record Date. The Company notified Ancora of the Record Date and issued a press release announcing the Record Date.

On January 3, 2017, Ancora filed a definitive consent solicitation statement with the SEC on Schedule 14A.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Q:	Who is making this consent revocation solicitation?

A:	The Edgewater Board of Directors.

Q:	What are we asking you to do?

A:	You are being asked (i) to NOT return any WHITE consent card solicited by Ancora and (ii) to revoke any consent that you may have delivered in favor of any of the Proposals by executing and delivering the BLUE Consent Revocation Card as discussed below.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by executing and delivering a BLUE Consent Revocation Card as discussed in the following question.

Q:	What is the effect of delivering a BLUE consent revocation card?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Ancora or the Company. Even if you have not submitted a WHITE consent card, you may submit a BLUE Consent Revocation Card. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a WHITE consent card, it will help us keep track of the progress of the consent process.

Q:	What is the Board’s recommendation?

A:	The Board of Directors has determined that the Proposals are not in the best interest of the Company or its stockholders. Accordingly, the Board urges you to reject Ancora’s consent solicitation and revoke any consent previously submitted.

Q:	What should I do to revoke my consent?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the BLUE Consent Revocation Card. Then, sign and date the enclosed BLUE Consent Revocation Card and return it TODAY or as soon as possible to the Company’s proxy solicitor, Alliance Advisors LLC (“Alliance Advisors”), in the envelope provided. It is important that you sign and date the BLUE Consent Revocation Card.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in Ancora’s Consent Statement?

A:

Only the holders of record of the Shares on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in Ancora’s Consent Statement. In accordance with Delaware law and the Bylaws, the Board has set January 11, 2017 as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Proposals. The Company will be soliciting consent revocations from stockholders of record as of January 11, 2017 and only holders of record of Shares as of the close of business on January 11, 2017 may execute, withhold or revoke consents with respect to Ancora’s consent solicitation. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Shares on the Record Date and the consent or revocation was otherwise valid.

Q:	When should I return my Consent Revocation Card?

A:	In order for the Proposals to be adopted, the Company must receive valid, unrevoked consents executed by the holders of a sufficient number of Shares within 60 days of the earliest-dated consent delivered to the Company. On December 22, 2016, Ancora delivered an executed consent to the Company. Because the Proposals could become effective before the expiration of the 60-day period, you should promptly return the BLUE Consent Revocation Card.

Q:	What happens if I do nothing?

A:	If you do not execute and send in any consent that Ancora sends you, you will effectively be voting AGAINST the Proposals. Although submitting a BLUE Consent Revocation Card will not have any legal effect if you have not submitted a WHITE consent card, submitting a BLUE Consent Revocation Card will help us keep track of the progress of the consent process.

If you have validly executed and delivered a WHITE consent card that Ancora sent you, doing nothing further will mean that you have consented to Ancora’s Proposals, which means you will effectively be voting FOR the Proposals. If you have executed and delivered a WHITE consent card that Ancora sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the BLUE Consent Revocation Card.

Q:	Who should I call if I have questions about the solicitation?

A:	If you have any questions regarding this Consent Revocation Statement or about submitting your BLUE Consent Revocation Card, or otherwise require assistance, please call the Company’s proxy solicitor, Alliance Advisors, at Tel: (855) 973-0097 (Toll Free).

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Bylaws, the Board has set January 11, 2017 as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Proposals. As of the date of this Consent Revocation Statement, there were 12,880,356 Shares outstanding, each entitled to one vote per Share.

Only record holders of Shares as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Ancora Consent Solicitation and this Consent Revocation Statement. Persons beneficially owning Shares through a broker, bank or other nominee, should contact such broker, bank or other nominee and instruct it to execute the BLUE Consent Revocation Card on their behalf. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Shares on the Record Date and the consent or revocation is otherwise valid.

Effectiveness of Consents

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. The Bylaws provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company requires the approval of a majority of the total outstanding Shares entitled to vote at any annual meeting or at any special meeting. Therefore, in order to be effective, the Proposals require consents signed by stockholders representing a majority of the Shares outstanding as of the Record Date.

Furthermore, under Section 228 of the DGCL and the Bylaws, all consents will expire unless valid, unrevoked consents representing at least a majority of the Shares outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. On December 22, 2016, Ancora delivered an executed consent to the Company.

Because the proposals contained in Ancora’s Consent Statement could become effective before the expiration of the 60-day period set forth in Section 228 of the DGCL, WE URGE YOU TO ACT PROMPTLY TO RETURN THE BLUE CONSENT REVOCATION CARD.

Effect of BLUE Consent Revocation Card

A stockholder may revoke any previously signed consent by completing, signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Ancora. Stockholders are urged, however, to deliver all consent revocations to the Company c/o Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003. The Company requests that if a revocation is instead delivered to Ancora, a copy of the revocation also be delivered to the Company c/o Alliance Advisors at the address set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked consent to all of the Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Ancora or by delivering to Ancora a subsequently dated WHITE consent card that Ancora sent to you.

The Company has retained Alliance Advisors to assist in communicating with stockholders in connection with the Ancora consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions regarding this Consent Revocation Statement or about submitting your BLUE Consent Revocation Card, or otherwise require assistance, please call Alliance Advisors toll-free at Tel: (855) 973-0097 (Toll Free).

You are urged to carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged NOT to sign any WHITE consent cards. Instead, the Company urges you to reject the solicitation efforts of Ancora by promptly completing, signing, dating and mailing the enclosed BLUE Consent Revocation Card to Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003, Tel: (855) 973-0097 (Toll Free), Email: edgewatertech@allianceadvisorsllc.com. Please be aware that if you sign a WHITE consent card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Proposals in Ancora’s Consent Statement.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with Ancora’s consent solicitation. The Company intends to notify stockholders of the results of Ancora’s consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of consent revocations will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s solicitation of consent revocations (other than salaries and wages of officers and employees, but including costs of potential litigation related to the solicitation) will be approximately $900,000, of which approximately $75,000 has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person, or by telephone or other forms of telecommunication.

The Company has retained Alliance Advisors as its proxy solicitor at an estimated fee of up to $45,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. Alliance Advisors has advised the Company that approximately five of its employees will be involved in the solicitation of revocations by Alliance Advisors on behalf of the Company.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, each director and certain executive officers of the Company are deemed “participants” in the Company’s Consent Revocation Statement. Please refer to the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS—Stock Ownership of Directors and Management” for information about our directors and executive officers who may be deemed to be participants.

PROFESSIONAL ADVISORS

The Company has engaged Signal Hill to act as its financial advisor in connection with, among other things, the Ancora consent solicitation. Pursuant to this engagement, the Company has agreed to pay Signal Hill customary advisory fees and to reimburse Signal Hill’s reasonable expenses, including fees and disbursements of its counsel, and to indemnify Signal Hill and related persons against certain liabilities that may arise out of the engagement, including certain liabilities under the federal securities laws.

Signal Hill is a leading independent investment banking firm serving the M&A and private capital raising needs of growth companies, primarily across the information technology landscape. Founded in 2002, Signal Hill has advised on over 650 M&A and financing transactions involving clients in sectors such as software, IT services, Internet, cloud technology and digital media. Signal Hill has more than 70 professionals in offices across the U.S. and in India.

The Company has retained Sard Verbinnen & Co. LLC (“Sard”) as its public relations advisor in connection with the Ancora consent solicitation. The Company has agreed to pay Sard customary compensation for such services. In addition, the Company has agreed to reimburse Sard for its expenses and to indemnify it against certain liabilities relating to or arising out of the engagement.

The Company has engaged Alliance Advisors to assist it in connection with the Company’s communications with its stockholders with respect to the Ancora consent solicitation. The Company has agreed to pay Alliance Advisors customary compensation described under “SOLICITATION OF REVOCATIONS—Cost and Method” and to indemnify it against certain liabilities relating to or arising out of the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has directly or indirectly employed, retained, or compensated, or currently intends to employ, retain, or compensate, any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to Ancora’s consent solicitation.

APPRAISAL RIGHTS

Holders of Shares do not have appraisal rights under the DGCL in connection with this solicitation of consent revocations.

CURRENT DIRECTORS OF THE COMPANY

Following are the names and ages of our current directors, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Name	Age	Experience
Stephen Bova	69	Mr. Bova has served as an independent consultant, offering business strategy advice, organization analysis and CEO mentoring, since January 2014. Mr. Bova has also served as a director of each of OPTOMI, LLC, a nationwide IT staffing company, since October 2012; Lindsey Software Systems, Inc., a public housing software developer, since November 2010; and BlueInGreen, LLC, a technology-based water quality improvement company, since November 2010. From January 2010 to December 2013, Mr. Bova served as a Partner of the Clark Bova Group, LLC, a management consulting firm. He also previously served as a Member of the Investment Committee of the Fund for Arkansas’ Future (FAF), an angel investor fund focused on Arkansas-based start-up companies, from January 2008 to December 2013. Mr. Bova previously served as the Chairman and Chief Executive Officer of Technisource, Inc. (f/k/a IntelliMark IT Business Solutions), an IT staffing company, from 2000 until it was successfully sold to Spherion Corporation in 2007. Technisource, Inc. was formerly a wholly owned subsidiary of Edgewater (formerly StaffMark, Inc.) until it was spun out as an independent company in 2000. Mr. Bova served as the President and Chief Operating Officer of Edgewater from 1999 to 2000, and as a director from 1999 to 2001. Mr. Bova also served as a director of Vestcom International, Inc., a leading provider of shelf-edge communications and specialized marketing services, from 1997 to 2002. From 1998 to 1999, he served as the Director of International Operations of Intelligroup, Inc., a leading provider of IT and consulting services. Mr. Bova’s professional experience also includes prior service as the President of the Global Banking Division of Systematics, Inc. and later Alltel Information Services following its acquisition of Systematics (now Fidelity National Information Services, Inc.). He also previously served as the President of the Global Banking Division of Electronic Data Systems Corporation. Mr. Bova’s professional career began as a software technician in 1970 and progressed to executive management roles beginning in 1983. Mr. Bova has served as a Director of our Company since March 2016.

Paul E. Flynn	67	Mr. Flynn currently serves as Executive Vice President and Commercial Loan Officer at People’s United Bank, a position he has held since June 30, 2011. From 2007 to June 2011, Mr. Flynn was an Executive Vice President and Commercial Loan Officer at Danversbank. From 2000 to 2007, Mr. Flynn was an Executive Vice President of RBS Business Capital, a division of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Assistant Vice President at Chase Commercial Corporation and from 1974 to 1977 Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Business Development Corporation of New England. Mr. Flynn was elected as a Director of our Company in July 2005.

Name	Age	Experience
Paul Guzzi	74	Mr. Guzzi has been the Chairman of The Board of the Citi Performing Arts Center since June 2015. Mr. Guzzi served as the President and CEO of the Greater Boston Chamber of Commerce from 1996 to June 2015. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm, from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Citi Center for the Performing Arts and the Vice Chairman of Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a Board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	69	Ms. Leaming has been an independent consultant since 2005. From June 2003 to June 2005, Ms. Leaming was the CEO and President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/CFO from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including CFO of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Biogen Idec and Hologic, Inc. Ms. Leaming joined our Board in December 2005.

Michael R. Loeb	61	Mr. Loeb has been the President and CEO of Loeb Enterprises, a New York-based business development lab, since 2005. Mr. Loeb was the President and CEO of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, from 1997 to December 2005. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time Warner, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

Shirley Singleton	64	Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and CEO of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Technical Oversight Committee for Partners Healthcare, the Board of Trustees for the North Shore Medical Center and the board of The Commonwealth Institute. Ms. Singleton has served as a Director of our Company since June 2001.

Name	Age	Experience
Timothy Whelan	50	Mr. Whelan has served as the Chief Executive Officer of Wireless Telecom Group, Inc., a global designer and manufacturer of radio frequency and microwave-based products, since June 2016. Prior to his appointment, Mr. Whelan was a Co-Founder and Managing Director of Echo Financial Business Consulting, a privately held financial and operational consulting firm that he co-founded in February 2014. Mr. Whelan also serves as a director of Wireless Telecom Group, Inc. From June 2009 to August 2013, Mr. Whelan served as the Chief Operating Officer of IPC Systems, Inc. (“IPC Systems”), a global leading provider of communications networks, systems and solutions to the financial services industry. Mr. Whelan previously served as the Chief Financial Officer of IPC Systems from December 2001 to June 2009. From July 2000 to December 2001, Mr. Whelan served as Divisional Chief Financial Officer of Global Crossing’s Financial Markets division. From May 1999 to June 2000, he was Vice President of Finance at IPC Information Systems, Inc. and IXnet, Inc. Mr. Whelan is a certified public accountant and previously worked for Ernst & Young from 1992 to 1999. He also previously served four years as a U.S. Naval Officer. He has a Bachelor of Science degree in Accounting from Villanova University. Mr. Whelan has served as a Director of our Company since March 2016.

Wayne Wilson	67	Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles, including President, Chief Operating Officer and Chief Financial Officer at PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services. From 1986 until 1995, he was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of FairPoint Communications, Inc. He has previously served as a director of ARIAD Pharmaceuticals, Inc., Hologic, Inc. and Cytyc Corporation. Mr. Wilson received a Bachelor of Arts degree in political science from Duke University and a Master of Business Administration degree from the University of North Carolina at Chapel Hill. He is a certified public accountant in New Hampshire and North Carolina. Mr. Wilson has served as a Director of our Company since May 2003.

The business address of each of Mr. Bova, Ms. Leaming, Ms. Singleton and Mr. Wilson is: c/o Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880.

The business address for Mr. Flynn is: People’s United Business Capital Group, One Conant Street, Danvers, Massachusetts, 01923.

The business address for Mr. Guzzi is: Citi Performing Arts Center, 270 Tremont Street, Boston, MA 02116.

The business address for Mr. Loeb is: Loeb Enterprises, LLC, 712 5th Avenue, 14th Floor, New York, New York, 10019.

The business address for Mr. Whelan is: Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey, 07054.

NAMED EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Experience
Shirley Singleton	64	Chairman, President and CEO. For full biographical information, consult “Current Directors of the Company.”

David Clancey	61	Executive Vice President, Chief Strategy Officer and Chief Technology Officer of our Company since June 2006. Before assuming his current title, Mr. Clancey served as our Executive Vice President—Chief Technology Officer from 2001 to 2006 and as Edgewater Delaware’s Senior Vice President—Chief Technology Officer from 1992 until 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

Timothy R. Oakes	48	Chief Financial Officer, Treasurer and Corporate Secretary of our Company since September 2009 and Chief Accounting Officer of our Company since July 2008. Mr. Oakes joined our Company as a Director of Finance in August 2004. Prior to joining Edgewater, Mr. Oakes was a Senior Director of Finance at Microsemi Corporation (formerly Symmetricom, Inc.) from September 2001 to August 2004. Prior to Microsemi, Mr. Oakes held various financial management and operational reporting positions with companies in the biotechnology, manufacturing and consulting services industries.

Robin Ranzal-Knowles	49	President of Edgewater Technology-Ranzal, Inc., a subsidiary of the Company (“Ranzal”), since October 2004. Prior to joining Edgewater, Ms. Ranzal-Knowles was the founder, owner and President of Ranzal and Associates, Inc., from March 1996 to October 2004.

Kristin Zaepfel	53	Vice President of Human Resources of our Company since September 2003. Prior to joining our Company, Ms. Zaepfel served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2016, we entered into indemnity agreements with our directors and Named Executive Officers which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws.

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Director and Officer Questionnaires and its conduct and ethics policies. The Company also considers the independence of its directors. The discussion of the independence of the directors is included under “Corporate Governance—Board and Board Committee Matters” elsewhere in this consent revocation statement.

Director and Officer Questionnaires are distributed to executive officers and directors at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, executive officers and directors are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since the beginning of the prior fiscal year, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of more than 5% of the common stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. No such transaction was entered into since January 1, 2015, other than the December 2, 2016 amendments to the employment agreements with Ms. Singleton and Mr. Clancey, which are described under “Employment, Severance and Change in Control Agreements” below.

It is the policy of the Company that all employees, directors and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Code of Conduct, which was adopted by the Board. The Company’s Code of Conduct policy is available on the Company’s website at www.edgewater.com. All Company employees must deal with vendors, customers and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•	a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and

•	serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

The Audit Committee is authorized to review all conflicts of interest involving directors and executive officers.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees should carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•	An employee should not work in a position in which he or she has the authority to hire, directly supervise or attempt to influence the employment actions of an immediate family member or romantic partner. Any individual in a supervisory position should not pursue a romantic relationship with any person with whom there is a reporting relationship.

•	Employees and directors should not have an undisclosed relationship with, or financial interest in, any business that competes or deals with the Company; provided that the ownership of less than 1% of the outstanding shares, units or other interests of any class of publicly traded securities is acceptable.

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.

•	Employees should comply with the policies set forth in this Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.

•	A full-time employee should obtain the approval of his or her supervisor before serving as a trustee, regent, director or officer of a philanthropic, professional, national, regional or community organization, or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company’s business.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.

•	Employees should purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval. Waivers are made on a case-by-case basis. The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions. In making this determination, the Board considered the infrequency in occurrence of these transactions. Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.edgewater.com.

CORPORATE GOVERNANCE

Board and Board Committee Matters

The Board currently consists of eight directors. Stephen Bova, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb, Timothy Whelan and Wayne Wilson are all “Independent” directors under the NASDAQ listing standards.

As required by the NASDAQ listing standards and our Company’s Corporate Governance Guidelines, the Board must be composed of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. Mr. Wilson serves as the Company’s lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the CEO.

The Board currently has three standing committees consisting of: the Governance and Nominating Committee, the Compensation Committee and the Audit Committee. No member of the Audit, Compensation or Governance and Nominating Committee is an employee of the Company or its subsidiaries, and all are independent as defined by the NASDAQ listing standards. Each of the Audit, Compensation and Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company’s Code of Conduct and Ethics, which applies to all directors, officers and employees, are available under “Corporate Governance” in the Investor Relations section of our Company’s website at www.edgewater.com.

The current members of the Committees are identified below:

Director	Governance and Nominating	Compensation	Audit
Stephen Bova		X
Paul E. Flynn		X	X
Paul Guzzi	X (Chair)
Michael Loeb	X
Nancy L. Leaming		X	X (Chair)
Timothy Whelan			X
Wayne Wilson	X	X (Chair)	X

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are directors Guzzi, who chairs the committee, Loeb and Wilson. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines.

Compensation Committee. The current members of the Compensation Committee are directors Wilson, who chairs the committee, Bova, Flynn and Leaming. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the CEO and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee has retained the services of a compensation consultant and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and, in the case of director compensation, ratified by the Board.

Audit Committee. The current members of the Audit Committee are directors Leaming, who chairs the committee, Flynn, Whelan and Wilson. The Board of Directors has determined that all members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are Independent as defined under the NASDAQ listing requirements and applicable SEC rules. In addition, our Board of Directors has determined that each Audit Committee member qualifies as an “Audit Committee Financial Expert” as defined under SEC rules. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent registered public accountants. Its duties include, among other things: (1) selecting and retaining our independent registered public accounting firm; (2) reviewing the scope of the audit to be conducted by our independent registered public accountants, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent registered public accountants; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed.

Number of Meetings of the Board of Directors and Attendance in 2016

During fiscal 2016, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, twenty-five meetings (three of which were regular meetings, twenty-one were special meetings and one was the annual meeting) and one action by written consent; Audit Committee, eight meetings and no action by written consent; Compensation Committee, six meetings and no action by written consent; Governance and Nominating Committee, six meetings and no action by written consent. No director attended fewer than 75% of the aggregate Board meetings and Board Committee meetings on which that director served.

Compensation Committee Interlocks and Insider Participation

During 2016, Messrs. Bova, Flynn and Wilson and Ms. Leaming served as members of the Compensation Committee. Except with respect to Mr. Bova, who served as President and Chief Operating Officer of Edgewater from 1999 to 2000, no member of the Compensation Committee is or has ever been one of our officers or an employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Nomination Process

Our Board of Directors has adopted a Governance and Nominating Committee Charter and Corporate Governance Guidelines, each of which includes director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policies are administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ listing standards; service on other boards of directors; sufficient time to devote to Board matters; and ability to work effectively and collegially with other Board members. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Governance and Nominating Committee does consider issues of diversity, such as occupation, gender, race and origin, when evaluating directors for nomination.

The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance and Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance and Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company in accordance with our Amended and Restated Bylaws. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880, Attn: Corporate Secretary.

The nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance and Nominating Committee reviews periodically the nomination policies and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Lone Star Value Settlement Agreement

On March 24, 2016, the Company entered into an Agreement (the “Lone Star Value Agreement”) with Lone Star Value Investors, LP and others, including Stephen Bova and Timothy Whelan (collectively, “Lone Star Value”), in connection with the expansion of the Board and the addition of Messrs. Bova and Whelan to fill the newly created directorships, effective March 24, 2016.

Under the terms of the Lone Star Value Agreement, the Company agreed, among other things, that it would take all necessary actions to increase the size of the Board from six to eight directors, elect Messrs. Bova and Whelan to fill the resulting vacancies and nominate Messrs. Bova and Whelan to be elected as directors at the Company’s 2016 Annual Meeting (the “2016 Annual Meeting”). Pursuant to the Lone Star Value Agreement, Lone Star Value agreed to vote all of the shares of the Company’s common stock that it beneficially owned for the election of the Board’s nominees for director at the 2016 Annual Meeting. Lone Star Value also agreed to vote in accordance with the recommendation of the Board on all other matters submitted for stockholder vote at the 2016 Annual Meeting; provided, however, that to the extent the recommendation of both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) differed from the Board’s recommendation with respect to any matter, other than nominees for election as directors to the Board, Lone Star Value had the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such matters.

Pursuant to the Lone Star Value Agreement, Lone Star Value agreed not to nominate any person for election at or submit any proposal for consideration at the 2016 Annual Meeting or to initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2016 Annual Meeting. Lone Star Value is also subject to standstill provisions under the Lone Star Value Agreement. Such provisions generally remain in effect until the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2017 Annual Meeting of Stockholders. See “Stockholder Proposals and Advance Notice Procedures.” These provisions restrict Lone Star Value’s ability to engage in certain proxy solicitations, make certain stockholder proposals, call meetings of stockholders, solicit consents from stockholders, obtain additional representation on the Board or seek to remove any of the Company’s directors.

Director Qualifications

The Governance and Nominating Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Governance and Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of achieving this goal.

The Board of Directors believes that each current director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, marketing and international business. Set forth below are the particular experiences, qualifications, attributes or skills, which led the Company’s Board of Directors to conclude that each director is qualified to serve as a director of the Company.

Mr. Bova, a director since March 2016, has worked as an independent consultant and in executive management roles in the information technology industry. Mr. Bova’s more than 40 years of experience in the information technology, consulting and high-end technology services industries and his prior service and distinct familiarity with Edgewater led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Flynn, a director since 2005, has worked in the banking industry since 1974, most recently as an Executive Vice President of People’s United Bank, a publicly traded financial services company. He also qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Flynn’s extensive banking background, understanding of financial matters and broad operational experience led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Guzzi, a director since 2004, currently serves as the Chairman of The Board of the Citi Center for The Performing Arts. He previously served as the President of the Boston Chamber of Commerce and has an extensive business background. Mr. Guzzi’s long-standing history with, and knowledge of, the Company, as well as his experience with other technology companies and extensive business network led the Governance and Nominating Committee to conclude that his managerial and operational experience coupled with his access to business and community leaders fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Ms. Leaming, a director since 2005, has extensive management and leadership experience, having served as an executive officer of various companies and on the boards of other public companies. She has served in various executive management positions, including being the President and CEO of Tufts Health Plan, a provider of healthcare insurance. Ms. Leaming has well-developed leadership skills and provides insights into the healthcare reimbursement and payor market. Additionally, she qualifies as an “audit committee financial expert” as defined under SEC rules. Ms. Leaming’s extensive management experience, understanding of financial issues and knowledge of matters affecting public companies led the Governance and Nominating Committee to conclude that her skills fit with the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Loeb, a director since 2000, has extensive management and leadership experience in early-stage companies. Currently, Mr. Loeb is the President and CEO of Loeb Enterprises, a New York-based business development lab. Prior to this, he was the co-founder, President and CEO of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner. Mr. Loeb’s solid foundation in strategic development combined with extensive experience in executing initiatives for growth led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Ms. Singleton, a director since 2001 and the Company’s President and CEO, is the co-founder of Edgewater and has extensive knowledge of the Company’s business, personnel and strategic direction. Ms. Singleton’s long-standing history with, and knowledge of, the Company and more than 30 years of information technology industry experience, led the Governance and Nominating Committee to conclude that her skills and background continue to fit the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Whelan, a director since March 2016, is the Chief Executive Officer of Wireless Telecom Group, Inc., a global designer and manufacturer of radio frequency and microwave-based products. Prior to his appointment, Mr. Whelan was a Co-Founder and Managing Director of Echo Financial Business Consulting, a privately held financial and operational consulting firm that he co-founded in February 2014. Mr. Whelan has an extensive background in business, public accounting, mergers and acquisitions and corporate governance matters. Additionally, Mr. Whelan currently serves on the board of a public company and chairs its audit committee. He qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Whelan’s wealth of financial, accounting and operational experience in information technology services and the technology and telecommunications industries led the Governance and Nominating Committee to conclude that his skills and background continue to fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Wilson, a director since 2003 and the Company’s Lead Independent Director, has an extensive background in business, public accounting and corporate governance matters. He was a partner in one of the world’s largest accounting firms and the President of PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. Additionally, Mr. Wilson has served on the boards of several public companies and has chaired several audit committees. He qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Wilson’s long-standing history with, and knowledge of, the Company, leadership abilities and substantial knowledge of the financial, corporate governance and other matters affecting public companies led the Governance and Nominating Committee to conclude that his skills and background continue to fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Leadership Structure

Combining Chairman and Chief Executive Officer Roles. Our Board of Directors is committed to the principle of independence from management and to the highest standards of corporate governance. All of our directors other than Ms. Singleton are independent under NASDAQ listing rules. Our Governance and Nominating, Audit and Compensation Committees are composed entirely of independent directors. Our Corporate Governance Guidelines further reflect our strong commitment to independence. In these Guidelines, our Board of Directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and CEO should be separate or combined. This policy allows the Board to evaluate regularly whether the Company is best served at any particular time by having our CEO or another director hold the position of Chairman. If the position of Chairman is not held by an independent director, an independent lead director is elected with powers virtually identical to those of an independent Chairman.

When the Board selected Ms. Singleton as Chairman, it also reaffirmed the strong role of the lead independent director, whose specific duties are described in the “Corporate Governance” section of this consent revocation statement. The powers and duties of Chairman and lead independent director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the lead independent director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the ability to preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, and to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees, none of which is chaired by the Chairman of the Board.

At this time, the Board believes there are a number of important advantages to combining the positions of Chairman and CEO. The CEO is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the CEO brings Company-specific experience and expertise. Combining the CEO and Chairman positions creates a firm link between management and the Board, promotes the development and implementation of corporate strategy and facilitates information flow between management and the Board, which are essential to effective governance. The Board currently believes that combining the roles of Chairman and CEO contributes to a more efficient and effective Board, does not undermine the independence of the Board, and certainly has no bearing on the ethical integrity of the directors.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight of the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee. In addition, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee, when the Board deems it appropriate. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal control over financial reporting and disclosure controls, the performance of the Company’s independent registered public accounting firm and the operation of the Company’s ethics program. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs and hiring and retention. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to independence of Board members and compliance with SEC rules and NASDAQ listing standards with respect to Board and committee composition.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s CEO or other members of senior management provide operational reports, which include risks relating to the Company’s business. At each regularly scheduled Board meeting, the full Board also receives reports from committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time-to-time, such as cyclical or other risks that are not covered in the regular reports given to the Board.

Compensation of Outside Directors

Annual Cash Compensation. Each of the Company’s non-employee directors receives an annual cash retainer of $20,000, payable in four quarterly installments. Each Board member is eligible to receive an additional $1,500 meeting fee for attendance at each meeting above six (6) Board meetings per year. In addition, the following Committee retainer amounts are payable to Committee members.

The Audit Committee Chair receives an annual retainer of $30,000 per year, while Audit Committee members are entitled to receive an annual retainer of $12,500. Each Audit Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above eight (8) Audit Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Compensation Committee Chair receives an annual retainer of $25,000 per year, while Compensation Committee members are entitled to receive an annual retainer of $12,500. Each Compensation Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above six (6) Compensation Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Governance and Nominating Committee Chair receives an annual retainer of $20,000 per year, while Governance and Nominating Committee members are entitled to receive an annual retainer of $7,500. Each Governance and Nominating Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated four (4) Governance and Nominating Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Board’s Lead Independent Director receives a cash retainer of $10,000, payable in four quarterly installments, in addition to the annual cash retainer for non-employee directors described above. Additionally, the Lead Independent Director is entitled to receive all applicable Committee fees, as described above.

Stock Options and Share-Based Awards. Following initial election to the Company’s Board of Directors, non-employee directors are eligible to receive a nonqualified stock option to purchase shares (set at a fixed amount of 20,000 stock options). Following initial election, on the date of each annual stockholders’ meeting thereafter, each outside director that was reelected is eligible to receive additional nonqualified stock options (set at a fixed amount of 5,400 stock options) and share-based awards (set at 2,700 shares) (the “Annual Grant”).

The Annual Grant combination of stock options and share-based awards serves to better align the interests of our directors with the interests of our stockholders and the mix of equity grants provided to the Company’s Named Executive Officers, as well as reduce the annual burn rate of equity awards from existing equity plans and mitigate stock option overhang.

In March 2016, the Company’s Board and Compensation Committee, due to insufficient share availability necessary to provide competitive and meaningful awards, voted to forego annual equity grants (stock options and share-based awards) to non-employee directors. The Company’s Board and Compensation Committee believe that equity-based awards are essential to our continued success. Equity-based awards are necessary to attract, retain and motivate highly-qualified directors to serve Edgewater and to improve Edgewater’s business results and earnings by providing these individuals an opportunity to acquire or increase a direct proprietary interest in Edgewater’s operations and future success while further aligning recipient’s interests with those of shareholders.

The Board compensation guidelines described above are designed to (a) compensate Committee members through Committee cash retainers in order to provide compensation commensurate with relevant service level commitments for Committee service and (b) set overall Board compensation at a level that is competitive with market norms and peer group median levels, in order to enable the Company to attract potential new directors and provide market-based remuneration for existing directors.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our directors.

Outside Directors Compensation Table for 2016

The following table provides compensation information for the year ended December 31, 2016 for each non-employee member of our Board of Directors:

Director	(1) Fees Earned or Paid In Cash	(3) Stock Awards	(2) (3) (4) Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Stephen Bova	$43,875	$—	$47,800	$—	$—	$—	$91,675
Paul E. Flynn	70,500	—	—	—	—	—	70,500
Paul Guzzi	69,000	—	—	—	—	—	69,000
Nancy L. Leaming	86,500	—	—	—	—	—	86,500
Michael Loeb	48,000	—	—	—	—	—	48,000
Timothy Whelan	42,375	—	47,800	—	—	—	90,175
Wayne Wilson	104,000	—	—	—	—	—	104,000

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee membership, chairmanship and/or Lead Independent Director fees as described above.
(2)	On March 24, 2016, Messrs. Bova and Whelan, in connection with their appointment to the Company’s Board of Directors, received an option award to purchase 20,000 shares of the Company’s common stock with a grant date fair value of $2.39 per share. The amounts in this column represents the grant date fair value of such share-based awards (the only awards issued in 2016 to our non-employee directors). The reported amounts are calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, “Compensation—Stock Compensation (“ASC Topic 718”). Underlying assumptions utilized in the determination of fair value for the share-based awards were as follows: Grant Date Fair Value of $7.61 (closing price on March 24, 2016), Expected Term of 3.57 years, Volatility of 40.8% and a Discount Rate of 1.05%.
(3)	In March 2016, the Company’s Board and Compensation Committee, due to insufficient share availability necessary to provide competitive and meaningful awards, voted to forego annual equity grants (stock options and share-based awards) to non-employee directors.
(4)	As of December 31, 2016, the aggregate number of unexercised stock option awards outstanding totaled 40,400 for each non-employee director, excluding Messrs. Bova and Whelan. As of December 31, 2016, there were 20,000 unexercised stock option awards outstanding for each of Messrs. Bova and Whelan. There were no unvested stock awards as of December 31, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Edgewater executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) presented under “Compensation of Named Executive Officers,” provides an overview and analysis of our compensation programs, the compensation decisions we have made under those programs, and the factors we considered in making those decisions with respect to the compensation earned by our Named Executive Officers. The Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Executive Summary

Edgewater’s operating strategy is based on the philosophy that success in its business sector is best measured by performance in a marathon, not a sprint. Our compensation policies and practices mirror this operating strategy, as compensation incentives are implemented as a direct extension of our operating strategy, and payouts are made only when fundamental operating objectives, including satisfaction of revenue or Adjusted EBITDA-based goals, have been achieved.

The Company’s operating performance has varied from year to year, primarily due to volatile industry demand for information technology-related products and services. Management and the Board annually review Edgewater’s business for the purpose of developing and updating a rolling three-year strategic plan focused on continually improving and broadening the Company’s scale of operations and driving consistent growth in revenue and Adjusted EBITDA over the planning horizon.

At the beginning of 2016, the Compensation Committee established 2016 target bonus opportunities premised on specified service revenue and Adjusted EBITDA levels tied to our budget and individual executive management objectives, as described in greater detail under “Individual Elements of Compensation; 2016 Compensation Decisions—Annual Incentive Compensation.”

Of the total 2016 bonus opportunities for Named Executive Officers, 80% is tied to service revenue and Adjusted EBITDA performance against targets and 20% is tied to other specific individual management performance objective goals. The Company anticipates that it will exceed the minimum service revenue threshold in 2016, however it does not anticipate that it will exceed the minimum Adjusted EBITDA threshold (as described under “Elements of the 2016 Incentive Bonus Plan Opportunity”). Additionally, satisfaction of individual 2016 management performance objective goals are subject to future review and approval of the Compensation Committee.

Ms. Ranzal-Knowles’ Financial Performance Bonus Opportunity was established by the Committee based on the service revenues and Adjusted EBITDA contribution of the Ranzal Division of our EPM business; employees of Ranzal generally have a bonus opportunity that is calculated utilizing Ranzal service revenue and Adjusted EBITDA contribution. The Company anticipates that the Ranzal Division will exceed the minimum service revenue threshold, but does not anticipate that the Ranzal Division will exceed the minimum Adjusted EBITDA (as described under “Elements of the 2016 Incentive Bonus Plan Opportunity”).

The Company has not finalized the 2016 financial results, and the Compensation Committee is scheduled to approve 2016 bonuses at its March 2017 meeting. The combined effects of the partial achievement against the 2016 Financial Performance Targets is likely to result in a partial bonus payout against target for all Named Executive Officers, including Ms. Ranzal-Knowles.

No stock option or restricted share awards were granted by the Board to the Company’s Named Executive Officers in March 2016 due to an insufficient number of shares available to provide competitive and meaningful awards. The Compensation Committee and the Board also decided not to request shareholder approval at the 2016 Annual Meeting for an increase in the shares available for grant under our equity plans as the Company was in the process of considering various strategic alternatives to enhance shareholder value.

The Company’s Board and Compensation Committee believe that equity-based awards are essential to our continued success. Equity-based awards are necessary to attract and retain highly-qualified officers, directors, key employees and other key individuals and to motivate these individuals to serve Edgewater and to expend maximum effort to improve Edgewater’s business results and earnings by providing these individuals with an opportunity to acquire or increase a direct proprietary interest in Edgewater’s operations and future success. Despite the Board’s focus on reducing the annual burn rate of equity awards from existing equity plans and mitigating stock option overhang, the Company is likely to seek stockholder approval in the future for an increase in share authorization under an existing equity plan or adoption of a new equity incentive plan to support our compensation philosophy, ensure a fully competitive total compensation program and to minimize the use of cash-based long-term incentives to reward our executive officers and outside directors.

Consideration of 2016 Say-On-Pay Voting Results

The Compensation Committee, when reviewing and determining compensation policies and deciding upon compensation strategies for the Company’s Named Executive Officers, considered the results of stockholder voting on the 2016 non-binding advisory vote to approve Named Executive Officer compensation. With 91% of the votes cast approving the compensation program for our Named Executive Officers, the Compensation Committee concluded that the Company’s stockholders were generally supportive of the Company’s executive compensation decisions and policies and that the Company would continue to adhere to such decisions and policies.

Compensation Philosophy

Our compensation programs are designed to attract, retain and compensate Edgewater’s executive employees, while motivating them to achieve superior performance. Different programs are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, expectations and rewards. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as growth in revenue and growth in earnings before interest, taxes, stock-based compensation expense, depreciation and amortization and other non-recurring charges (or benefits) (“Adjusted EBITDA”), the development of long-term competitive advantage, and, to a lesser extent, individual performance goals and objectives. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, the most important elements of which are set forth in the table below.

	Pay Element	What the Pay Element Rewards	Why Edgewater Uses the Element
Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through revenue growth and Adjusted EBITDA-based objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum seven-year option term.	Stock options reward executives for increases in stockholder value.

	Restricted Stock	Retain executives over a vesting period (typically over three to five years) by granting underlying shares of Edgewater stock on continued employment during vesting period.	Restricted Stock awards reward past success and can help retain executives in a challenging business environment, and they further align the interests of executives with those of shareholders through direct share ownership.

	Stock Ownership Guidelines	The Company expects its CEO and other Named Executive Officers to satisfy stock ownership guidelines equal to three-times and one-times their base salary, respectively.	Fosters long-term stock ownership and aligns executives’ interests with those of stockholders.

For more detail regarding these components, see “Individual Elements of Compensation; 2016 Compensation Decisions” included elsewhere herein.

Compensation Consultant

The Company engaged Radford, an Aon Hewitt Company (“Radford”), as an independent compensation consultant (the “Compensation Consultant”) to assist the Committee in the discharge of its duties. Our Compensation Consultant does not perform any services for us other than for the Compensation Committee, and the Compensation Committee retains the right to terminate or replace the Compensation Consultant at any time.

During 2016, our Compensation Consultant provided the Compensation Committee with:

•	evaluation and refinement of the peer group to reflect the Company’s financial profile and current market conditions;

•	a review of the Board’s compensation, specific to ongoing equity guidelines;

•	comprehensive reviews of our executive compensation programs, including tally sheets reflecting all components of executive compensation;

•	peer group and market survey benchmarking data;

•	a review of the annual performance incentive award program design and long-term incentive mix;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, and long-term equity compensation; and

•	recommendations for long-term equity incentives.

In preparing its compensation analyses for 2016, our Compensation Consultant analyzed compensation data from the companies included in our peer group, as well as the published compensation surveys of software products/services and professional/technical services firms with a primary focus on comparable companies with revenues less than $350 million, market capitalizations less than $350 million and a market capitalization to revenue multiple between 0.7x and 1.5x and a secondary focus on companies having a similar employee headcount profile.

The following is a list of all the companies in our peer group:

CSP, Inc.	GSE Systems, Inc.	Guidance Software, Inc.
Information Services Group	Innodata Isogen, Inc.	Limelight Networks, Inc.
NCI Information Systems, Inc.	NetSol Technologies, Inc.	Perficient, Inc.
QAD, Inc.	RCM Technologies, Inc.	Smith Micro Software, Inc.
Synacor, Inc.	The Hackett Group, Inc.	Widepoint Corp.

Changes to the Company’s 2015 peer group for 2016 included the removal of Cartesian (due to Cartesian’s market capitalization being significantly below our targeted scope), MasTech Holdings, Inc. (due to MasTech being in a dissimilar industry) and Mattersight Corp. (due to Mattersight having a valuation multiple far in excess of our targeted scope). There were no additions to the peer group during the current year.

The 2016 peer group was developed by the Compensation Consultant, with management input, and was formally reviewed with and approved by the Compensation Committee in October 2016, at which time the Company was positioned at the median of the peer group in trailing twelve-month revenues and market capitalization. The Compensation Consultant’s recommendations with respect to base salary, bonus and equity incentive compensation are generally based on a combination of the broader survey information and available published data for the companies in the peer group.

The Compensation Committee generally seeks to target all elements of direct compensation at or near the 50th percentile of the peer group data and industry market survey data. Actual long-term equity incentive compensation awards were set at lower levels based on the current limited availability of shares for granting under the Company’s equity incentive plans.

Role of the Chief Executive Officer in the Compensation Process

As described elsewhere in this consent revocation statement, the Compensation Committee makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers, which includes Ms. Singleton, the Company’s President and CEO. As it relates to compensation matters for the Company’s other Named Executive Officers (excluding Ms. Singleton), the Compensation Committee solicits recommendations from Ms. Singleton with regards to information that may be considered by the

Compensation Committee in either the development of compensation programs or the awarding of objective and/or discretionary bonus amounts. The Compensation Committee, however, makes the final decision with respect to executive officer compensation.

Overall Compensation Goals

The goals of our executive compensation program are to:

•	compensate executive employees in a manner that realistically aligns the employee’s interests with the interests of our stockholders;

•	encourage continuation of our Company’s entrepreneurial spirit;

•	reward executives for successful long-term strategic management;

•	recognize outstanding performance; and

•	attract and retain highly qualified and motivated executives.

The Compensation Committee seeks to achieve these goals by setting base salaries for our executives that are competitive with those of our peers and providing incentives that enable total compensation to be in line with peer total compensation levels. Further, we place an important emphasis on “pay for performance,” as we believe that meaningful portions of a total compensation opportunity should be at risk. In addition, Edgewater believes that total compensation should reflect and properly reward outstanding performance, including performance above targeted levels.

We believe the mix of base salary, bonuses, stock option grants and restricted stock awards described below furthers our objectives, is consistent with our philosophy described previously and effectively links executive compensation to our Company’s operational performance.

Consideration Given to Individual Elements of Compensation

The Company’s compensation program for its Named Executive Officers is based upon various individual compensation elements such as base salary, annual incentive compensation and long-term stock awards. When reviewing compensation programs, the Compensation Committee views each of the compensation elements independently, as well as collectively as total direct compensation.

The Compensation Committee annually determines the compensation levels for our Named Executive Officers by considering several factors, including each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities, our historical and anticipated future financial performance and the compensation practices of companies in our peer group and where appropriate, survey data from a broader index of comparable public companies. The Compensation Committee does not maintain a specific policy or formula when establishing the allocation of total compensation among the various compensation elements (i.e., cash and non-cash compensation). The overall goal of the Compensation Committee is to establish individual compensation elements for its Named Executive Officers that align with the goals described under “Overall Compensation Goals” above, and align the interests of our Named Executive Officers with the interests of our stockholders.

Individual Elements of Compensation

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus program, which is technically part of our 2012 Omnibus Plan; and long-term incentives, consisting of stock options and restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of Edgewater’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salaries. In June 2007, the Company entered into employment agreements with Ms. Singleton and Mr. Clancey (each, an “Employee” and collectively, the “Employees”), which were subsequently amended in December 2010, December 2013 and December 2016 (as amended, the “Employment Agreements”).

In December 2016, the Company entered into Third Amendments to the Employment Agreements with Ms. Singleton and Mr. Clancey (the “Third Amendments”). The Third Amendments further amended the term, salary and severance provisions in the Employment Agreements. The Third Amendments extended the term of the respective Employment Agreements for an additional term commencing on January 1, 2017 and continuing until December 31, 2017, unless terminated sooner in accordance with the termination provisions of the applicable Employment Agreement. Prior to the Third Amendments, the terms of the Employment Agreements would have expired as of December 31, 2016.

The Third Amendments did not change the current annual base salary amounts for Ms. Singleton or Mr. Clancey. The Third Amendments incorporated the current annual base salary levels of the Employees, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $450,000 and Mr. Clancey, $400,000. Prior to the Third Amendments, the Employment Agreements provided for minimum base salaries of $425,000 and $375,000 for Ms. Singleton and Mr. Clancey, respectively, which salaries were increased by the Company’s Compensation Committee to $450,000 and $400,000, respectively, effective as of January 1, 2015.

Each Third Amendment also provides that, the failure of the Company, at any time subsequent to December 2, 2016, to renew the Employment Agreement upon all of the same terms and conditions set forth therein for a period of at least one (1) year shall be deemed to be a termination by the Company of the Employee which is not for Cause (as defined in the Employment Agreement); and, in such event, upon the expiration of the term of the Employment Agreement, the Employee shall be entitled to the following severance benefits. If such termination by non-renewal occurs prior to a Change in Control (as defined in the Employment Agreement), the Company is required to (1) make a lump sum payment equal to two times the Employee’s annual base salary in effect at the time of such termination plus an amount equal to the Employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one year’s annual base salary for the Employee), (2) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (3) continue the Employee’s healthcare, life insurance and disability coverage for a period of two years following such termination. If such termination by non-renewal occurs following a Change in Control, (y) the Employee is entitled to the same severance benefits noted above and (z) the non-competition, non-solicitation and confidentiality provisions in the Employment Agreement shall apply for only six months from the effective date of termination rather than twelve months. The Employee shall not be entitled to any of the foregoing severance benefits if the Employment Agreement is terminated by the Company for Cause prior to the expiration date of the Employment Agreement.

Our executive compensation strategy generally is for executives to receive a salary in line with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if corporate financial performance goals and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, companies of comparable size in our key geographic markets, competitive industry practices, and companies with comparable revenues or profitability in other industries. Our compensation assessment efforts have been assisted by our Compensation Consultant, which conducted benchmark reviews of our Company to a peer group of companies as well as a broader survey of technology industry firms with less than $350 million in revenue (with a median of $168 million). These analyses compared the individual compensation elements, as well as total direct compensation, for each of our Named Executive Officers with peer group and market survey data at the market 25th, 50th and 75th percentiles.

The Compensation Committee generally reviews salaries of the Named Executive Officers in the first calendar quarter of each year to determine if any adjustment is appropriate. In reviewing and establishing salaries for the Named Executive Officers, the Committee considers the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the CEO, recommendations made by Ms. Singleton. Additional factors considered in setting salary levels are the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. Baseline amounts under employment agreements also influence base salary compensation levels.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, flexible spending accounts, short-term and long-term disability, fitness club reimbursement, and opportunities to participate in Edgewater’s employee stock purchase program and 401(k) plan. Benefits and perquisites include a monthly automobile allowance that is provided to each of our Named Executive Officers (other than Ms. Zaepfel). In general, we believe the benefits described above are competitive with the marketplace. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes, awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” and not under the “Bonus” column, consistent with SEC rules.

Executive Incentive Bonuses. Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we set annual incentive goals at meetings of the Compensation Committee in conjunction with the release of our prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives falling below, possibly substantially below, peer compensation levels.

Elements of the 2016 Incentive Bonus Plan Opportunity. For the 2016 fiscal year, the Committee established the following cash bonus opportunities and objectives for the Named Executive Officers:

Component	Minimum Financial Performance Target	Financial Performance Target	Maximum Financial Performance Target	Weighting of Applicable Components for All Named Executive Officers, Excluding Ms. Ranzal- Knowles	Weighting of Applicable Components for Ms. Ranzal- Knowles
	(Amounts In Millions)
Company service revenue (1)	$107.6	$119.6	$131.5	40%	—%
Company Adjusted EBITDA (1)	$11.2	$12.4	$13.7	40%	—%
Divisional service revenue (1)	$58.9	$65.5	$72.0	—%	40%
Divisional Adjusted EBITDA (1)	$12.1	$13.4	$14.8	—%	40%
Individual Performance Bonus Opportunity (2)				20%	20%

(1)	80% of the aggregate bonus opportunity was authorized for satisfaction of financial-based performance objectives (the “Financial Performance Bonus Opportunity”), for which

•	up to 50% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of Adjusted EBITDA goals; and

•	up to 50% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of service revenue goals, and in furtherance of this objective goal, the Committee established specified performance target levels for service revenue and for Adjusted EBITDA, which we refer to collectively as “Financial Performance Targets” and individually as the “Financial Performance Target.”

(2)	20% of the aggregate bonus opportunity is discretionary, and is dependent upon satisfaction of individual management performance objectives (the “Individual Performance Bonus Opportunity”) specifically set for each executive. The Committee established the following individual management objectives for the Named Executive Officers:

• Ms. Singleton	Individual management objectives were designed to reward the facilitation of the strategic alternatives process, with a focus upon the strategic corporate presentations.

• Mr. Clancey	Individual management objectives were designed to reward the facilitation of the strategic alternatives process, with a focus upon the strategic vision and messaging to potential suitors.

• Ms. Ranzal-Knowles	Individual management objectives were designed to reward the integration of M2 Dynamics, development of sales strategies targeted at Big Data and driving improvement in the Oracle channel’s billable consultant utilization.

• Mr. Oakes	Individual management objectives were designed to reward the facilitation of the strategic alternatives process, with a focus upon supporting the due diligence and valuation process.

• Ms. Zaepfel	Individual management objectives were designed to reward the successful integration and assimilation of 2015 acquisitions.

2016 Financial Performance Bonus Opportunity. The 2016 Financial Performance Bonus Opportunity was established to reward executives for achieving certain goals for (1) service revenue (targeted at $119.6 million) and (2) Adjusted EBITDA (targeted at $12.4 million). In accordance with the bonus plan, the established goals could be achieved independently, such that a payout could be made for exceeding the minimum service revenue goal, but not the minimum Adjusted EBITDA goal. Conversely, a payout could be made for exceeding the minimum Adjusted EBITDA goal, but not the minimum service revenue goal. The bonus plan was also designed to provide additional incentives for overachievement beyond target goals, so that more than 100% of each target goal could be paid out if overachievement occurred.

2016 Individual Performance Bonus Opportunity. The 2016 Individual Performance Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company. This constituted 20% of the aggregate total eligible bonus opportunity of each of our Named Executive Officers.

Total Eligible Bonus Opportunity. The aggregate total eligible bonus opportunity for each of the Named Executive Officers was determined in relation to a percentage of base salary.

For 2016, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Aggregate Eligible Bonus as a % of Salary	$ Amount of Aggregate Eligible Bonus Opportunity
Shirley Singleton	100%	$450,000
David Clancey	100%	400,000
Robin Ranzal-Knowles	100%	375,000
Timothy R. Oakes	75%	243,750
Kristin Zaepfel	40%	86,000

2016 Bonus Award Payments. In March 2017, the Compensation Committee is expected to evaluate the extent to which individual elements of the 2016 Incentive Bonus Plan Opportunity had been earned and determine the amount of bonuses payable.

Long-Term Stock Awards

We have granted in the past, and we intend to grant or award in the future, to our executives and other key employees, stock options and restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant. Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. Although we have not done so in the past, we may base vesting of future option grants or restricted stock awards on an objective analysis of various performance criteria. Restricted stock awards have historically been awarded at the par value of our Company’s common stock, which is $0.01 per share.

The value of long-term stock awards is primarily based on the performance of Edgewater common stock and therefore is designed to align the executives’ interests with those of the Company’s stockholders. A stock option is the right to purchase shares of common stock of the Company generally within seven to ten years after the date of grant.

In general, the Company’s long-term stock awards are based on each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace.

No stock option or restricted share awards were granted by the Board to the Company’s Named Executive Officers in March 2016 due to an insufficient number of shares available to provide competitive and meaningful awards. The Compensation Committee and the Board also decided not to request shareholder approval at the 2016 Annual Meeting for an increase in the shares available for grant under our equity plans as the Company was in the process of considering various strategic alternatives to enhance shareholder value.

The Company’s Board and Compensation Committee believe that equity-based awards are essential to our continued success. Equity-based awards are necessary to attract and retain highly-qualified officers, directors, key employees and other key individuals and to motivate these individuals to serve Edgewater and to expend maximum effort to improve Edgewater’s business results and earnings by providing these individuals with an opportunity to acquire or increase a direct proprietary interest in Edgewater’s operations and future success. Despite the Board’s focus on reducing the annual burn rate of equity awards from existing equity plans and mitigating stock option overhang, the Company is likely to seek stockholder approval in the future for an increase in share authorization under an existing equity plan or adoption of a new equity incentive plan.

Consideration Given to Annual and Long-Term Incentive Awards

After reviewing the Company’s prior year-end financial results, the Committee decides whether to grant individual cash bonuses and long-term stock awards, and determines the amount of these bonuses and awards, based on the factors previously discussed. The Committee’s review of total compensation opportunities is based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance, as well as market and competitive factors.

The Committee also compares the Company’s performance to that of its peer competitors. Additionally, companies with comparable revenues in our industry, as well as similar industries, are also surveyed to ensure that executive compensation is competitive in the overall marketplace. The Compensation Committee believes that the Company should provide total compensation to its executives that is competitive among its peers in order to continue attracting and retaining the most talented people. The Compensation Committee considers the foregoing performance factors in making individual compensation decisions. The Committee also applies its own business judgment in light of these factors (and in certain circumstances, the recommendations made by its Compensation Consultant) in making final incentive award determinations.

Potential Payments Upon Termination and/or Change in Control

The Employment Agreements with Ms. Singleton and Mr. Clancey provide that, if the executive is terminated without cause or terminates his or her employment for good reason (in each case, absent a change of control of the Company), then the Company is required to pay to the executive a lump sum payment equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs. In no event will the bonus paid exceed one (1) year’s annual base salary for the executive. The total amounts due will be payable in two installments: (a) thirty (30) days after the date of such termination, a first payment equal to the greater of (i) $510,000 or (ii) two (2) times the executive’s annual base salary in effect at the time of such termination; and (b) six months after the date of such termination, a second payment equal to the excess of (i) the amount of the severance payment, over (ii) the amount paid under section (a) above (the “Severance Payment Provisions”).

Each Employment Agreement also provides that, if the executive’s employment with the Company is terminated following a change in control, either by the Company, which is not for cause, or by the employee for good reason, then the Company is required to pay to the executive a lump sum payment equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs. In no event will the bonus paid exceed one (1) year’s annual base salary for the employee. The total amounts due will be paid in accordance with the Severance Payment Provisions.

Each Employment Agreement also provides that, the failure of the Company, at any time subsequent to December 2, 2016, to renew the Employment Agreement upon all of the same terms and conditions set forth therein for a period of at least one (1) year shall be deemed to be a termination by the Company of Ms. Singleton or Mr. Clancey which is not for Cause; and, in such event, upon the expiration of the term of the Employment Agreement, the employee shall be entitled to the following severance benefits. If such termination by non-renewal occurs prior to a Change in Control, the Company is required to (1) make a lump sum payment equal to two times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one year’s annual base salary for the employee), (2) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (3) continue the employee’s healthcare, life insurance and disability coverage for a period of two years following such termination. If such termination by non-renewal occurs following a Change in Control, (y) the employee is entitled to the same severance benefits noted above and (z) the non-competition, non-solicitation and confidentiality provisions in the Employment Agreement shall apply for only six months from the effective date of termination rather than twelve months. The employee shall not be entitled to any of the foregoing severance benefits if the Employment Agreement is terminated by the Company for Cause prior to the expiration date of the Employment Agreement.

In December 2013, the Company made technical amendments to the change in control agreements with each of Mr. Oakes, the Company’s CEO, and Ms. Ranzal-Knowles, the President of Edgewater Technology-Ranzal, Inc. The amended language provides that if, at the time of termination, the employee is a “specified employee”, as defined in Treasury Regulations, Sec 1.409A-1(i), then severance payments will be delayed for a period of six months after the date of termination. Additional information regarding severance and other change in control benefits is provided in the section entitled “Compensation of Named Executive Officers—Employment, Severance and Change in Control Agreements” elsewhere in this consent revocation statement.

The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives. Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control. Payments upon a change in control also further align the interests of the executives with those of the stockholders. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders, and helps ensure stability in the event of a change in control of the Company.

The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company’s industry, and are also commensurate with each senior executive’s level of responsibility.

Tax Considerations

The Compensation Committee intends to structure grants of equity and annual bonuses to certain Named Executive Officers, who may be subject to Internal Revenue Code Section 162(m), in a manner that qualifies these grants as “performance-based” compensation under that Section. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1.0 million paid to certain of the corporation’s Named Executive Officers in any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit, if the compensation plan is approved by the corporation’s shareholders and if other specified requirements are met. The 1996 Plan, as amended, 2008 Plan and 2012 Omnibus Plan were approved by the Company’s stockholders at our May 8, 1998, June 11, 2008 and June 6, 2012 Annual Stockholders’ Meetings, respectively, and were designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan and the 2003 Plan, however, have not been approved by the Company’s stockholders. As a result, stock option grants or restricted stock awards to certain executive officers under the 2000 and 2003 Plans (if they cause the executive’s compensation to exceed $1.0 million in any one year) might not be fully deductible under Section 162(m). Since December 2009, stock options have been granted to Ms. Singleton and Mr. Clancey from the 2000 Plan; these options will be treated for tax purposes as compensation paid in the year of their exercise. Because the 2000 Plan was not approved by the Company’s stockholders, the compensation expense arising upon the exercise of the options held by Ms. Singleton and Mr. Clancey may not be fully deductible by the Company. For 2016, compensation paid to our employees was fully deductible under Section 162(m). The Committee reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. The Company reports share-based compensation expense related to all equity awards in accordance with the fair value recognition provisions of ASC Topic 718.

Risk Assessment

The Compensation Committee annually evaluates whether our executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that our compensation programs do not motivate imprudent risk taking and the risks arising from these programs are not reasonably likely to have a material adverse effect on Edgewater.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

This section describes the compensation paid, or payable, for the last three fiscal years to our President and CEO, our CFO and each of our three most highly compensated executive officers (other than our CEO and CFO) serving in such positions on December 31, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary	(1) Stock Awards		(1) Option Awards		(2)(4) Non-Equity Incentive Plan Compensation		(3) All Other Compensation	(4) Total
Shirley Singleton Chairman, President and Chief Executive Officer	2016 2015 2014	$450,000 449,215 425,000	$	— 139,600 137,600	$	— 100,400 100,000	$	— 90,000 483,084	$23,646 23,518 23,129	$473,646 802,734 1,168,813

David Clancey Executive Vice President, Chief Strategy Officer and Chief Technology Officer	2016 2015 2014	400,000 399,216 375,000		— 139,600 137,600		— 100,400 100,000		— 80,000 426,250	30,308 30,632 28,577	430,308 749,847 1,067,427

Robin Ranzal-Knowles President of Edgewater Technology-Ranzal, Inc.	2016 2015 2014	375,000 374,216 350,000		— 87,250 86,000		— 62,750 62,500		— 75,000 292,538	23,981 22,997 23,661	398,981 622,212 814,699

Timothy R. Oakes Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary	2016 2015 2014	325,000 324,215 300,000		— 130,875 86,000		— 94,125 62,500		— 48,750 255,750	26,927 25,717 24,291	351,927 623,682 728,541

Kristin Zaepfel Vice President, Human Resources	2016 2015 2014	215,000 214,529 200,000		— 43,625 43,344		— 31,375 31,250		— 17,000 90,933	20,721 19,420 18,086	235,720 326,149 383,613

(1)	Amounts are based on the aggregate grant date fair value of stock awards and stock option awards made to the Named Executive Officers in the applicable year. The reported amounts are calculated in accordance with the provisions of ASC Topic 718. See Note 11 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of the Company’s equity awards in 2015 and 2014.
(2)	Represent amounts earned by each Named Executive Officer under the Company’s performance-based annual incentive plan. Refer to “Compensation Discussion and Analysis” elsewhere herein.
(3)	Items include (a) matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers; (b) medical, dental and disability insurance; (c) excess life insurance for Mr. Clancey; and (d) a monthly automobile allowance that was provided to our CEO, President of Edgewater Technology-Ranzal, Inc., Chief Strategy and Technology Officer, Chief Operating Officer and CFO.
(4)	Reported compensation amounts for 2016 do not include potential Non-Equity Incentive Plan Compensation to be earned by the Company’s Named Executive Officers. The Company has not finalized 2016 financial results and the Compensation Committee has not approved any payouts under the Company’s 2016 Performance-based Bonus Plans (the “Plans”). It is anticipated that payouts associated with 2016 financial performance under the Plans will be approximately $195,000 for Ms. Singleton, $174,000 for Mr. Clancey, $170,000 for Ms. Ranzal-Knowles, $106,000 for Mr. Oakes and $37,000 for Ms. Zaepfel.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during 2016.

Name	Grant Date	(1) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			(2) All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	(3) Exercise or Base Price of Option Awards	Closing Price of Stock on Grant Date	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Shirley Singleton	—	$270,000	$450,000	$630,000	$—	$—	$—	—	—	$—	$—	$—
	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
David Clancey	—	240,000	400,000	560,000	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
Robin Ranzal -Knowles	—	225,000	375,000	525,000	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
Timothy R. Oakes	—	146,250	243,750	341,250	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
Kristin Zaepfel	—	51,600	86,000	120,400	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—

(1)	These awards are described in detail under “Compensation Discussion and Analysis—Annual Incentive Compensation; Total Eligible Bonus Opportunity .”

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and the vesting of stock awards for Named Executive Officers during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	(1) Value Realized on Exercise	Number of Shares Acquired on Vesting	(2) Value Realized on Vesting
Shirley Singleton	275,000	$771,789	23,766	$175,631
David Clancey	244,000	769,770	23,767	175,638
Robin Ranzal-Knowles	50,000	187,660	14,600	107,894
Timothy R. Oakes	50,000	192,464	16,683	123,287
Kristin Zaepfel	14,500	9,469	7,117	52,595

(1)	Value realized is calculated as the aggregate market value on the exercise date of the shares of the common stock received upon exercise of options, less the aggregate exercise price of options (calculated before payment of any applicable withholding or income taxes).
(2)	Value realized is calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2016 (calculated before payment of any applicable withholding or income taxes).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards for Named Executive Officers as of December 31, 2016.

	Option Awards						Stock Awards
Name	Grant Date (1)	Vesting Period (In Years)	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (2)
			Exercisable	Unexercisable
Shirley Singleton	6/16/10	3.00	75,000	—	$2.84	6/16/17	—	$—
	3/9/11	3.00	100,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	85,000	—	3.73	3/26/19	—	—
	3/6/13	3.00	62,500	—	4.20	3/6/20	—	—
	3/5/14	3.00	26,667	13,333	6.89	3/5/21	—	—
	3/6/15	3.00	13,334	26,666	6.99	3/6/22	—	—
	3/5/14	3.00	—	—	—	—	6,667	47,402
	3/6/15	3.00	—	—	—	—	13,333	97,798

David Clancey	6/16/10	3.00	75,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	100,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	85,000	—	3.73	3/26/19	—	—
	3/6/13	3.00	62,500	—	4.20	3/6/20	—	—
	3/5/14	3.00	26,667	13,333	6.89	3/5/21	—	—
	3/6/15	3.00	13,334	26,666	6.99	3/6/22	—	—
	3/5/14	3.00	—	—	—	—	6,667	47,402
	3/6/15	3.00	—	—	—	—	13,333	94,798

Robin Ranzal-Knowles	6/16/10	3.00	15,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	42,526	—	3.15	3/9/18	—	—
	3/7/12	3.00	14,396	—	3.52	3/7/19	—	—
	3/26/12	3.00	42,500	—	3.73	3/26/19	—	—
	9/26/12	3.00	82,500	—	4.04	9/26/19	—	—
	3/6/13	3.00	37,500	—	4.20	3/6/20	—	—
	3/5/14	3.00	16,667	8,333	6.89	3/5/21	—	—
	3/6/15	3.00	8,334	16,666	6.99	3/6/22	—	—
	3/5/14	3.00	—	—	—	—	4,167	29,627
	3/5/14	3.00	—	—	—	—	8,333	59,248

Timothy R. Oakes	3/9/11	3.00	75,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	42,500	—	3.73	3/26/19	—	—
	9/26/12	3.00	82,500	—	4.04	9/26/19	—	—
	3/6/13	3.00	37,500	—	4.20	3/6/20	—	—
	3/5/14	3.00	16,667	8,333	6.89	3/5/21	—	—
	3/6/15	3.00	12,500	25,000	6.99	3/6/22	—	—
	3/5/14	3.00	—	—	—	—	4,167	29,627
	3/6/15	3.00	—	—	—	—	12,500	88,875

Kristin Zaepfel	3/9/11	3.00	5,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	10,500	—	3.73	3/26/19	—	—
	9/26/12	3.00	19,500	—	4.04	9/26/19	—	—
	3/6/13	3.00	17,500	—	4.20	3/6/20	—	—
	3/5/14	3.00	8,333	4,167	6.89	3/5/21	—	—
	3/6/15	3.00	4,167	8,333	6.99	3/6/22	—	—
	3/5/14	3.00	—	—	—	—	2,100	14,931
	3/6/15	3.00	—	—	—	—	4,167	29,627

(1)	Options granted to the Named Executive Officers are seven-year options. Options granted vest in equal annual installments over a three-year period. Restricted share awards vest in equal annual installments over a three-year period.
(2)	The market value of the Common Stock is based on the closing price of the Common Stock on the NASDAQ stock market on December 23, 2016 ($7.11 per share).

Employment, Severance and Change in Control Agreements

The Compensation Committee believes that it is in the Company’s best interest as well as the interests of its stockholders to offer severance and change in control benefits to certain of its Named Executive Officers. Edgewater competes for talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Compensation Committee believes that providing severance and change in control benefits to its Named Executive Officers reduces any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive severance and change in control arrangements helps minimize distractions caused by uncertain personal financial circumstances during the negotiation of a potential change in control transaction, a period of time requiring focused and thoughtful leadership to ensure a successful outcome.

Employment Agreements for Ms. Singleton and Mr. Clancey: On June 12, 2007, the Company entered into three-year employment agreements with Ms. Singleton and Mr. Clancey. On December 17, 2010, each employment agreement was amended to update salary and severance provisions and extend the term for an additional three years. On December 4, 2013, each employment agreement was further amended to update salary and severance provisions and extend the term for an additional three years. On December 2, 2016, each employment agreement was further amended to update salary levels, extend the term for an additional year and provide severance in the event the Company failed, at any time subsequent to December 2, 2016, to renew the agreement upon all of the same terms and conditions set forth therein for a period of at least one (1) year. The employment agreements, as amended, for Ms. Singleton and Mr. Clancey are collectively referred to as the “Employment Agreements” and separately as an “Employment Agreement.” Ms. Singleton’s Employment Agreement currently provides for and governs her services as the Company’s President and CEO through December 31, 2017, unless terminated sooner in accordance with its terms. Mr. Clancey’s Employment Agreement currently provides for and governs his services as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer through December 31, 2017, unless terminated sooner in accordance with its terms.

The Employment Agreements provide for a minimum annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to the Company, as determined by the Compensation Committee. Annual bonuses, if any, will be paid in cash.

The Employment Agreements establish the following minimum annual base salary levels, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $450,000 and Mr. Clancey, $400,000.

The Employment Agreements contain a covenant not to compete with the Company, concerning its business, non-solicitation of employees and customers during the term of the agreement and for the twelve-month period immediately following termination with the Company; provided, however, that the period is reduced to a six-month period if the Company terminates the employee without cause or the employee resigns for “Good Reason” following a “Change in Control” (each as defined below).

In accordance with the terms of the Employment Agreements, if either Ms. Singleton or Mr. Clancey is terminated without cause or either Ms. Singleton or Mr. Clancey terminates his or her respective employment for Good Reason (as defined below) in the absence of a Change in Control involving the Company, then the Company is required to (i) make a lump sum payment equal to two (2) times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one (1) year’s annual base salary for the employee), (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination. “Good Reason” generally means the assignment of any duties inconsistent with his or her position, authority, duties or responsibilities, a change in location of employment or requirement to travel, other actions involving a material diminution in position, authority, duties or responsibilities, a material reduction in compensation and/or benefits or Company non-compliance with material provisions of the agreement. A “Change in Control” includes the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquiring 50% or more of the voting power of the Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; and (3) stockholder approval of specified mergers, business combinations, reorganizations or plans of liquidation.

If either Ms. Singleton or Mr. Clancey is terminated without cause or if either of these officers terminates his or her employment for Good Reason during the term of the Employment Agreement after a Change in Control, then as to the affected officer, the Company is required to (i) make a lump sum payment equal to two (2) times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one (1) year’s annual base salary for the employee), (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination.

Each Employment Agreement also provides that, the failure of the Company, at any time subsequent to December 2, 2016, to renew the Employment Agreement upon all of the same terms and conditions set forth therein for a period of at least one (1) year shall be deemed to be a termination by the Company of Ms. Singleton or Mr. Clancey which is not for Cause; and, in such event, upon the expiration of the term of the Employment Agreement, the employee shall be entitled to the following severance benefits. If such termination by non-renewal occurs prior to a Change in Control, the Company is required to (1) make a lump sum payment equal to two times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one year’s annual base salary for the employee), (2) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (3) continue the employee’s healthcare, life insurance and disability coverage for a period of two years following such termination. If such termination by non-renewal occurs following a Change in Control, (y) the employee is entitled to the same severance benefits noted above and (z) the non-competition, non-solicitation and confidentiality provisions in the Employment Agreement shall apply for only six months from the effective date of termination rather than twelve months. The employee shall not be entitled to any of the foregoing severance benefits if the Employment Agreement is terminated by the Company for Cause prior to the expiration date of the Employment Agreement.

Change in Control Agreement for Ms. Ranzal-Knowles : On September 15, 2010, the Company entered into a severance agreement with Ms. Ranzal-Knowles (the “Original Knowles Severance Agreement”) under which the Company would be obligated to pay, in certain circumstances, (i) severance pay for a period of six months of her annual base salary then in effect, together with six months continued coverage under the Company’s medical and dental plans, (ii) a lump sum payment in an amount equal to one-half of the annual performance bonus paid by the Company during the preceding fiscal year and (iii) full vesting of all stock option grants in the event Ms. Ranzal-Knowles’ employment were terminated by the Company without “cause” within one year following a “change in control” of the Company.

On December 4, 2013, the Company entered into a restated severance agreement with Ms. Ranzal-Knowles (the “Restated Knowles Severance Agreement”), which provided for the modification of the payment provisions associated with amounts due to Ms. Ranzal-Knowles under the provisions of the Original Knowles Severance Agreement in the event she is deemed to be a “specified employee,” as defined in the Treasury Regulations.

Under the Restated Knowles Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached her fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and CEO of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to the employee, or any other criminal activity which materially affects the employee’s ability to perform her duties or materially harms the reputation of the Company.

Change in Control Agreement for Mr. Oakes : On July 21, 2008, the Company entered into a severance agreement with Mr. Oakes (the “Original Oakes Severance Agreement”) under which the Company would be obligated to pay Mr. Oakes, in certain circumstances, his annual base pay then in effect, for a period of six months, together with six months of continued coverage under the Company’s medical and dental plans, in the event his employment were terminated by the Company without “cause” within one year following a Change in Control of the Company.

On December 4, 2013, the Company entered into a restated severance agreement with Mr. Oakes (the “Restated Oakes Severance Agreement”), which provided for the modification of the payment provisions associated with amounts due to Mr. Oakes under the provisions of the Original Oakes Severance Agreement in the event he is deemed to be a “specified employee,” as defined in the Treasury Regulations.

Under the Restated Oakes Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached his fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and CEO of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to the employee, or any other criminal activity which materially affects the employee’s ability to perform his duties or materially harms the reputation of the Company.

Potential Termination Payments and Equity Awards

The Employment Agreements for certain of our Named Executive Officers, as described above, generally provide for cash payment in the event that their employment with the Company is terminated in certain circumstances by the Company without cause or by such Named Executive Officer for Good Reason (1) outside of a Change in Control and (2) in connection with a Change in Control. Similarly, the severance agreements for Ms. Ranzal-Knowles and Mr. Oakes provides for cash payment in event his or her employment with the Company is terminated without cause or in connection with a Change in Control. The potential payouts each Named Executive Officer may be eligible to receive in either instance under their respective employment agreements is calculated based upon the measurement criteria described above.

If the Named Executive Officers covered by employment agreements or severance agreements had their employment terminated as of December 31, 2016, the Named Executive Officers would have been eligible to receive payments, depending upon whether the termination was for Good Reason or based upon a Change in Control, as set forth in the following table.

Termination Payout Table

The following table sets forth information concerning termination payouts for Named Executive Officers as of December 31, 2016. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

	Potential Termination Payments
	Without Cause or for Good Reason (2)				Change of Control / Non-Renewal of Agreement (4)
					Termination (3)		Other	Total
Name	Salary and Bonus	(5) Benefits	(6) Option Award Acceleration	Total	Salary and Bonus	(5) Benefits	(6) Option Award Acceleration	Total
Shirley Singleton (1)	$1,350,000	$21,914	$148,333	$1,520,247	$1,350,000	$21,914	$148,333	$1,520,247
David Clancey (1)	1,200,000	51,396	148,333	1,399,729	1,200,000	51,396	148,333	1,399,729
Robin Ranzal-Knowles	—	—	—	—	225,000	12,770	92,708	330,478
Timothy R. Oakes	—	—	—	—	162,500	11,811	123,336	297,647
Kristin Zaepfel	—	—	—	—	—	—	45,835	45,835

(1)	Potential termination payments for Ms. Singleton and Mr. Clancey as of December 31, 2016 are calculated in connection with the terms and provision of the Employment Agreements.
(2)	Represents circumstances involving termination without cause or for Good Reason outside of any Change in Control.
(3)	Represents circumstances involving termination without cause or for Good Reason in connection with a Change in Control.
(4)	Represents circumstance involving the Company’s failure to renew Ms. Singleton’s and Mr. Clancey’s Employment Agreements.
(5)	Consists of health, dental and life insurance coverage for a period of twenty-four months, as provided for under Ms. Singleton’s and Mr. Clancey’s Employment Agreement and for a period of six months under Ms. Ranzal-Knowles and Mr. Oakes’ respective change in control agreements. The reported value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2016 and is valued at the premiums in effect on December 31, 2016.
(6)	Certain unvested outstanding equity awards contain acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2016, the Named Executive Officer could have realized the following values from acceleration (based on the closing price of $7.11 on December 23, 2016 over any applicable exercise price or par value payment obligation for such accelerated awards).

Stockholder Communications with the Board

The Board of Directors welcomes communications from stockholders. Parties interested in the Company and the operation of the Board or its Committees, in addition to contacting management, may contact the Chairman of the Board, the Lead Independent Director or the Independent directors as a group by directing requests for such contact through the Company’s Corporate Secretary at “Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880, Attn: Corporate Secretary”. Communications by e-mail should be addressed to board@edgewater.com and marked “Attention: Corporate Secretary” in the “Subject” field. Requests for contact, except for those stockholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient, shall be directed by the Company’s Corporate Secretary to (a) the intended recipient or (b) the Lead Independent Director (or Chairman of the Board, if such Chairman is an Independent director), who shall, subject to advice and assistance from the Company’s legal advisors, (i) be primarily responsible for monitoring communications from shareholders and other interested parties and (ii) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Annual Meeting Attendance

Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders. All directors attended our 2016 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics (which we refer to as a “code of conduct”) may be accessed and reviewed through the Company’s website at www.edgewater.com. Any amendments to, or waivers from, any provisions of the code of conduct which apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, will be disclosed on our website promptly following the date of any such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of the Shares must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Consent Revocation Statement those persons who did not file these reports when due. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2014 fiscal year, our executive officers and directors complied with all their reporting requirements under Section 16(a) for this fiscal year.

OTHER INFORMATION REGARDING PARTICIPANTS

Except as described in this Consent Revocation Statement, to the best of the Company’s knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of our subsidiaries; (ii) owns any securities of the Company of record but not beneficially; (iii) has purchased or sold any of such securities within the past two years; or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this consent revocation statement, to the best of the Company’s knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this consent revocation statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which the Company or any of our affiliates will or may be a party.

Other than as set forth in this Consent Revocation Statement, there are no material legal proceedings in which any of the directors or executive officers of the Company is a party adverse to the Company or any of our subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of our subsidiaries. None of the Company or any of the other participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years. Subject to certain limitations, the Bylaws and separate indemnification agreements that we have entered into would require that we indemnify and advance certain litigation expenses to the directors and officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Stock Ownership of Directors and Management

The following table sets forth, as of January 9, 2017 (except as noted otherwise), information as to the beneficial ownership of our common stock by all directors, our Named Executive Officers and our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares		Percentage of Total (1)
Directors and Executive Officers
David Clancey	863,881	(2)	6.5%
Shirley Singleton	827,981	(2)	6.3%
Robin Ranzal-Knowles	437,314	(2)	3.3%
Timothy R. Oakes	320,211	(2)	2.4%
Michael R. Loeb	144,530	(2)	1.1%
Wayne Wilson	141,530	(2)	1.1%
Paul E. Flynn	115,230	(2)	*
Kristin Zaepfel	107,850	(2)	*
Nancy L. Leaming	88,530	(2)	*
Paul Guzzi	78,530	(2)	*
Stephen Bova	7,360	(2)	*
Timothy Whelan	6,660	(2)	*
Directors and Executive Officers as a group (12 persons)	3,139,606		21.8%

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of January 9, 2017 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of 12,880,356 shares of common stock outstanding as of January 9, 2017, plus the amount referenced in clause (i)(b) for such individual or group.
(2)	Includes the following shares subject to Currently Exercisable Options, as of January 9, 2017: Mr. Clancey 362,501; Ms. Singleton 362,501; Ms. Ranzal-Knowles 259,423; Mr. Oakes 266,667; Mr. Loeb 40,400; Mr. Wilson 40,400; Mr. Flynn 40,400; Ms. Zaepfel 65,000; Ms. Leaming 40,400; Mr. Guzzi 40,400, Mr. Bova 6,660 and Mr. Whelan 6,660.

Principal Stockholders

The following table sets forth information regarding ownership of outstanding Shares by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et al. (2) One Corporate Center Rye, New York 10580-1435	2,196,672	17.1%

Ariel Investments, LLC (3) 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	1,827,347	14.2%

Ancora Advisors, LLC (4) 6060 Parkland Boulevard, Suite 200 Cleveland, Ohio 44124	1,176,414	9.1%

Dimensional Fund Advisors LP (5) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	983,974	7.6%

(1)	The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the number of reported shares of common stock owned as of January 9, 2017 by (ii) the 12,873,008 shares of common stock outstanding as of December 15, 2016.
(2)	These securities are owned by various institutional investors, which include Mario J. Gabelli, Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., GGCP, Inc., GAMCO Investors, Inc., Associated Capital Group, Inc. and Teton Advisors, Inc. (collectively “Gabelli”). Each of these entities holds certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13D/Amendment No. 29 filing with the SEC on April 4, 2016.
(3)	These securities are owned by investment companies, trusts and accounts, to which Ariel Investments, LLC (“Ariel”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Ariel is deemed to be a beneficial owner of such securities. Information set forth above and in this note (3) is based upon Ariel’s Schedule 13G/Amendment No. 7 filing with the SEC on February 12, 2016.
(4)	Information regarding share ownership was obtained from the Schedule 13D/A filing with the SEC on December 22, 2016 by the following Reporting Persons: Ancora Advisors, LLC (“Ancora Advisors”), Ancora Catalyst Fund LP, AAMAF LP, Merlin Partners LP, Frederick DiSanto, Mathew Carpenter, Jeffery L. Rutherford and Kurtis J. Wolf (individually the “Reporting Person” and collectively the “Reporting Persons”). Ancora Advisors serves as the registered investment advisor. The Reporting Persons, as members of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the shares directly owned by the other Reporting Persons. Each Reporting Person disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.
(5)	These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (4) is based upon Dimensional’s Schedule 13G/Amendment No. 14 filing with the SEC on February 9, 2016.

RECENT TRANSACTION HISTORY OF PARTICIPANTS

The following table sets forth a list of all purchases and sales of our securities made during the last two years by persons (other than the Company) who may be deemed participants in our solicitation of consent revocations. These transactions do not include the surrender of Shares for the payment of taxes, gifts or transfers to related entities that do not constitute a disposition of beneficial ownership.

Name	Acquisition or (Sale)	Date	Description
Robin Ranzal-Knowles	(11,645)	15-Dec-16	Open Market Sale
David Clancey	185,000	9-Dec-16	Option Exercise & Hold
Shirley Singleton	105,000	9-Dec-16	Option Exercise & Hold
Shirley Singleton	40,000	8-Dec-16	Same-Day Sale Option Exercise
Shirley Singleton	(40,000)	8-Dec-16	Same-Day Sale Option Exercise
Shirley Singleton	40,000	7-Dec-16	Same-Day Sale Option Exercise
Shirley Singleton	(40,000)	7-Dec-16	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	50,000	7-Dec-16	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(50,000)	7-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	46,609	6-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	(46,609)	6-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	904	5-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	(904)	5-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	700	2-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	(700)	2-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	100	1-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	(100)	1-Dec-16	Same-Day Sale Option Exercise
Timothy R. Oakes	887	30-Nov-16	Same-Day Sale Option Exercise
Timothy R. Oakes	(887)	30-Nov-16	Same-Day Sale Option Exercise
Timothy R. Oakes	700	29-Nov-16	Same-Day Sale Option Exercise
Timothy R. Oakes	(700)	29-Nov-16	Same-Day Sale Option Exercise
Timothy R. Oakes	100	28-Nov-16	Same-Day Sale Option Exercise
Timothy R. Oakes	(100)	28-Nov-16	Same-Day Sale Option Exercise
Paul Guzzi	20,000	13-May-16	Option Exercise & Hold
Wayne Wilson	20,000	11-May-16	Option Exercise & Hold
Paul E. Flynn	20,000	9-May-16	Option Exercise & Hold
Michael Loeb	20,000	6-May-16	Option Exercise & Hold
Nancy Leaming	14,000	3-May-16	Option Exercise & Hold
Kristin Zapefel	13,600	9-Mar-16	Same-Day Sale Option Exercise
Kristin Zapefel	(13,600)	9-Mar-16	Same-Day Sale Option Exercise
Kristin Zapefel	900	9-Mar-16	Same-Day Sale Option Exercise
Kristin Zapefel	(900)	9-Mar-16	Same-Day Sale Option Exercise
David Clancey	59,000	9-Mar-16	Option Exercise & Hold
Shirley Singleton	90,000	9-Mar-16	Option Exercise & Hold
David Clancey	2,200	20-Aug-15	Open Market Purchase
Shirley Singleton	2,200	20-Aug-15	Open Market Purchase
Paul Guzzi	20,000	12-Jun-15	Same-Day Sale Option Exercise
Paul Guzzi	(20,000)	12-Jun-15	Same-Day Sale Option Exercise
Michael Loeb	2,700	3-Jun-15	Restricted Stock Award
Nancy Leaming	2,700	3-Jun-15	Restricted Stock Award
Paul E. Flynn	2,700	3-Jun-15	Restricted Stock Award
Paul Guzzi	2,700	3-Jun-15	Restricted Stock Award
Wayne Wilson	2,700	3-Jun-15	Restricted Stock Award

Name	Acquisition or (Sale)	Date	Description
Paul E. Flynn	20,000	3-Jun-15	Option Exercise & Hold
Wayne Wilson	20,000	3-Jun-15	Option Exercise & Hold
Nancy Leaming	14,000	19-May-15	Same-Day Sale Option Exercise
Nancy Leaming	(14,000)	19-May-15	Same-Day Sale Option Exercise
Michael Loeb	20,000	17-Mar-15	Option Exercise Hold
David Clancey	20,000	6-Mar-15	Restricted Stock Award
Robin Ranzal-Knowles	12,500	6-Mar-15	Restricted Stock Award
Shirley Singleton	20,000	6-Mar-15	Restricted Stock Award
Timothy R. Oakes	18,750	6-Mar-15	Restricted Stock Award
Kristin Zaepfel	6,250	6-Mar-15	Restricted Stock Award

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

Advance Notice Procedures

Nominations of persons for election to the Board of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the Board pursuant to a resolution adopted by a majority of the total number of directors which the Company at the time would have if there were no vacancies or (ii) by any stockholder of the Company who is entitled to vote at the meeting with respect to the election of directors or the business to be proposed by such stockholder, as the case may be, who complies with the notice procedures set forth below and who is a stockholder of record at the time such notice is delivered to the secretary of the Company as provided below.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of the preceding paragraph, the stockholder must have given timely notice thereof in writing to the secretary of the Company and such business must be a proper subject for stockholder action under the DGCL. To be timely, a stockholder’s notice shall be delivered to the secretary of the Company at the principal executive office of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than either the close of business on the tenth day following the earlier of (i) the day on which notice of the date of such meeting was mailed or (ii) the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (x) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (y) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (z) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (B) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least eighty days prior to the first anniversary of the preceding year’s annual meeting, a stockholders’ notice required by the preceding paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

These requirements are separate and distinct from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Stockholder Proposals For 2017

To be considered for presentation at our 2017 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must have been received at our offices no later than December 26, 2016. For stockholder proposals or other business matters that may be raised at the 2017 Annual Meeting of

Stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2017 Annual Meeting of Stockholders during the period commencing March 17, 2017 and ending April 16, 2017, then no business matters, other than those included in the notice of Annual Meeting for the 2016 Annual Meeting of Stockholders, may properly come before the 2017 Annual Meeting of Stockholders. All proposals and notifications for the 2017 Annual Meeting of Stockholders should be addressed in writing to the attention of the Corporate Secretary, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of the Bylaws.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Consent Revocation Statement may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any document, please contact Alliance Advisors at 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003, telephone (855) 973-0097 (Toll Free).

If you want to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

We appreciate your support and encouragement.

On Behalf of the Board of Directors,

Timothy R. Oakes Chief Financial Officer, Treasurer and Secretary

IMPORTANT

The Board urges you NOT to return any WHITE consent card solicited from you. If you have previously returned any such WHITE consent card, you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the WHITE consent card.

For additional information or assistance, please call Alliance Advisors, our proxy solicitor, toll free at (855) 973-0097. Alliance Advisors’s address is 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003.

If you have questions or need assistance revoking consent on your Edgewater shares please contact:

Alliance Advisors LLC

200 Broadacres Drive, 3rd floor

Bloomfield, NJ 07003

Email: edgewatertech@allianceadvisorsllc.com

Shareholders and Banks/Brokers Call Toll Free: (855) 973-0097

t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t

CONSENT REVOCATION CARD — BLUE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

EDGEWATER TECHNOLOGY, INC.

The undersigned, a holder of shares of common stock, par value $0.01 per share (the “Shares”), of Edgewater

Technology, Inc. (the “Company”), acting with respect to all Shares held by the undersigned at the close of business on

January 11, 2017, hereby acts as follows concerning the proposals of Ancora Advisors, LLC set forth on reverse side.

Important Notice Regarding the Availability of Materials for the

Notice of Consent Revocation Solicitation

The Consent Revocation Statement is available at:

www.viewproxy.com/EdgewaterTechnology/2017Consent

(CONTINUED ON REVERSE SIDE)

t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t

Dated: , 2017 Print Name: Signature (Title, if any):

Signature (if held jointly): Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

CONSENT REVOCATION INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

CONTROL NUMBER

CONTROL NUMBER

INTERNET

To Revoke Your Consent

on the Internet Go to:

www.cesconsent.com/edgw

Have your consent revocation

card available when you access

the above

website and follow the prompts.

TELEPHONE

To Revoke Your Consent

by Phone:

Call 1-866-804-4744

Use any touch-tone telephone to

revoke your consent. Have your

consent revocation card

available when you call and

follow the instructions.

MAIL

To Revoke Your Consent

by Mail:

Revoke your consent, sign, and

date your consent card, then

detach it, and return it in the

postage-paid envelope provided.

Please mark your selection as x indicated in this example.



THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

PROPOSALS OF ANCORA ADVISORS, LLC

PROPOSAL 1: Repeal any provision of the amended and restated bylaws of the Company (the “Bylaws”) of Edgewater Technology, Inc. (the “Company”) in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of September 26, 2007 and were filed with the Securities and Exchange Commission on September 28, 2007.

o YES, REVOKE MY CONSENT o NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2: Remove without cause four members of the Board, Paul E. Flynn, Paul Guzzi, Michael R. Loeb and Wayne Wilson, and any person (other than those elected by the consent of the group represented by Ancora

Advisors, LLC) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after December 22, 2016 and prior to the effectiveness of this proposal.

o YES, REVOKE MY CONSENT o NO, DO NOT REVOKE MY CONSENT

PROPOSAL 4: Amend Article II, Section 1 of the Bylaws to fix the size of the Board at eight members.

o YES, REVOKE MY CONSENT o NO, DO NOT REVOKE MY CONSENT

PROPOSAL 5: Elect the group represented by Ancora Advisors, LLC nominees—Matthew Carpenter,

Frederick DiSanto, Jeffrey L. Rutherford and Kurtis J. Wolf—to serve as directors of the Company (or,

if any such nominee is unable or unwilling to serve as a director of the Company, any other person designed as a nominee by the remaining nominee or nominees).

o YES, REVOKE MY CONSENT o NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY

CONSENT” BOXES FOR ALL PROPOSALS.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR

CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO

THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS

SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK,

SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOU WISH TO REVOKE CONSENT TO (A) THE REMOVAL OF CERTAIN OF THE PERSONS NAMED OR REFERENCED IN PROPOSAL #2, BUT NOT ALL OF THEM AND/OR (B) THE REMOVAL OF ANY PERSON (OTHER THAN THOSE

ELECTED BY THE CONSENT OF THE GROUP REPRESENTED BY ANCORA ADVISORS, LLC) ELECTED OR APPOINTED TO THE BOARD TO FILL ANY VACANCY ON THE BOARD OR ANY NEWLY CREATED DIRECTORSHIPS ON OR AFTER

DECEMBER 22, 2016 AND PRIOR TO THE EFFECTIVENESS OF THIS PROPOSAL, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE (1) THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED AND/OR

(2) “REVOKE MY CONSENT TO THE REMOVAL OF FUTURE DIRECTORS” IN THE FOLLOWING SPACE:

PROPOSAL 3: Amend Article II, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company.

o YES, REVOKE MY CONSENT o NO, DO NOT REVOKE MY CONSENT

IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN

PROPOSAL #5, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND

WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE ELECTED IN THE FOLLOWING SPACE: